Exhibit 99.4

PART II

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Explanatory Note: This Exhibit 99.4 is being filed by Cardtronics, Inc. (the “Company”) to recast certain financial information contained in its Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2015 (the “2015 Annual Report”). This Exhibit 99.4 does not reflect events occurring after the filing of the 2015 Annual Report and does not modify or update the disclosures therein in any way, other than to present retrospectively the current operating segment structure. For significant developments which have occurred subsequent to the filing of the 2015 Annual Report, refer to the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2016 and other filings made by the Company with the Securities and Exchange Commission.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Cardtronics, Inc.:

We have audited the accompanying consolidated balance sheets of Cardtronics, Inc. and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2015. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cardtronics, Inc. and subsidiaries of December 31, 2015 and 2014, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2015, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Cardtronics, Inc.’s internal control over financial reporting as of December 31, 2015 based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 22, 2016 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting. This report contains an explanatory paragraph that states that Cardtronics, Inc. acquired Columbus Data Services, L.L.C. (“CDS”) during 2015, and management excluded from its assessment of the effectiveness of Cardtronics, Inc.’s internal control over financial reporting as of December 31, 2015, CDS’s internal control over financial reporting associated with approximately 10% of total assets (of which 6% represents goodwill and intangibles included within the scope of the assessment) and total revenues of 1% included in the consolidated financial statements of Cardtronics Inc. as of and for the year ended December 31, 2015. Our audit of internal control over financial reporting of Cardtronics, Inc. also excluded an evaluation of the internal control over financial reporting of CDS.

/s/ KPMG LLP

Houston, Texas

February 22, 2016, except as to Notes 1, 7, and 20,

which are as of May 13, 2016

CARDTRONICS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, excluding share and per share amounts)

	December 31, 2015	December 31, 2014

ASSETS
Current assets:
Cash and cash equivalents	$26,297	$31,875
Accounts and notes receivable, net of allowance of $2,079 and $1,082 as of December 31, 2015 and December 31, 2014, respectively	72,009	80,321
Inventory, net	10,675	5,971
Restricted cash	31,565	20,427
Current portion of deferred tax asset, net	16,300	24,303
Prepaid expenses, deferred costs, and other current assets	56,678	34,508
Total current assets	213,524	197,405
Property and equipment, net of accumulated depreciation of $360,722 and $337,301 as of December 31, 2015 and December 31, 2014, respectively	375,488	335,795
Intangible assets, net	157,848	177,540
Goodwill	548,936	511,963
Deferred tax asset, net	11,950	10,487
Prepaid expenses, deferred costs, and other noncurrent assets	19,257	22,600
Total assets	$1,327,003	$1,255,790

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$—	$35
Current portion of other long-term liabilities	32,732	34,937
Accounts payable	25,850	35,984
Accrued liabilities	219,058	179,966
Total current liabilities	277,640	250,922
Long-term liabilities:
Long-term debt	575,399	612,662
Asset retirement obligations	51,685	52,039
Deferred tax liability, net	21,829	15,916
Other long-term liabilities	30,657	37,716
Total liabilities	957,210	969,255

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.0001 par value; 125,000,000 shares authorized; 52,129,395 and 51,596,360 shares issued as of December 31, 2015 and December 31, 2014, respectively; 44,953,620 and 44,562,122 shares outstanding as of December 31, 2015 and December 31, 2014, respectively	5	5
Additional paid-in capital	374,564	352,166
Accumulated other comprehensive loss, net	(88,126)	(83,007)
Retained earnings	185,897	118,817
Treasury stock: 7,175,775 and 7,034,238 shares at cost as of December 31, 2015 and December 31, 2014, respectively	(102,566)	(97,835)
Total parent stockholders’ equity	369,774	290,146
Noncontrolling interests	19	(3,611)
Total stockholders’ equity	369,793	286,535
Total liabilities and stockholders’ equity	$1,327,003	$1,255,790

The accompanying notes are an integral part of these consolidated financial statements.

CARDTRONICS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, excluding share and per share amounts)

	Year Ended December 31,
	2015	2014	2013
Revenues:
ATM operating revenues	$1,134,021	$1,007,765	$854,196
ATM product sales and other revenues	66,280	47,056	22,290
Total revenues	1,200,301	1,054,821	876,486
Cost of revenues:
Cost of ATM operating revenues (excludes depreciation, accretion, and amortization of intangible assets shown separately below. See Note 1)	720,925	659,350	573,959
Cost of ATM product sales and other revenues	62,012	44,698	21,328
Total cost of revenues	782,937	704,048	595,287
Gross profit	417,364	350,773	281,199
Operating expenses:
Selling, general, and administrative expenses	140,501	113,470	84,592
Acquisition and divestiture-related expenses	27,127	18,050	15,400
Depreciation and accretion expense	85,030	75,622	68,480
Amortization of intangible assets	38,799	35,768	27,336
(Gain) loss on disposal of assets	(14,010)	3,224	2,790
Total operating expenses	277,447	246,134	198,598
Income from operations	139,917	104,639	82,601
Other expense:
Interest expense, net	19,451	20,776	21,155
Amortization of deferred financing costs and note discount	11,363	13,036	1,931
Redemption costs for early extinguishment of debt	—	9,075	—
Other expense (income)	3,780	(1,616)	(3,150)
Total other expense	34,594	41,271	19,936
Income before income taxes	105,323	63,368	62,665
Income tax expense	39,342	28,174	42,018
Net income	65,981	35,194	20,647
Net loss attributable to noncontrolling interests	(1,099)	(1,946)	(3,169)
Net income attributable to controlling interests and available to common stockholders	$67,080	$37,140	$23,816

Net income per common share – basic	$1.50	$0.83	$0.52
Net income per common share – diluted	$1.48	$0.82	$0.52

Weighted average shares outstanding – basic	44,796,701	44,338,408	44,371,313
Weighted average shares outstanding – diluted	45,368,687	44,867,304	44,577,635

The accompanying notes are an integral part of these consolidated financial statements.

CARDTRONICS, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In thousands)

	Year Ended December 31,
	2015	2014	2013

Net income	$65,981	$35,194	$20,647
Unrealized gain on interest rate swap contracts, net of deferred income tax expense of $3,742, $4,128, and $16,584 for the years ended December 31, 2015, 2014, and 2013, respectively.	6,058	6,220	25,933
Foreign currency translation adjustments, net of income tax benefit of $1,565 for the year ended December 31, 2015	(11,177)	(16,273)	6,198
Other comprehensive (loss) income	(5,119)	(10,053)	32,131
Total comprehensive income	60,862	25,141	52,778
Less: comprehensive loss attributable to noncontrolling interests	(438)	(1,987)	(3,134)
Comprehensive income attributable to controlling interests	$61,300	$27,128	$55,912

The accompanying notes are an integral part of these consolidated financial statements.

CARDTRONICS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands)

	Common Stock
	Shares	Amounts	Additional Paid-In Capital	Accumulated Other Comprehensive Loss, Net	Retained Earnings	Treasury Stock	Noncontrolling Interests	Total
Balance, January 1, 2013:	44,641	$5	$252,956	$(105,085)	$57,861	$(58,270)	$1,337	$148,804
Issuance of common stock for stock-based compensation, net of forfeitures	566	—	2,625	—	—	—	—	2,625
Repurchase of common stock	(831)	—	—	—	—	(32,409)	—	(32,409)
Stock-based compensation charges	—	—	12,303	—	—	—	—	12,303
Excess tax benefit from stock-based compensation expense	—	—	24,007	—	—	—	—	24,007
Equity portion of convertible senior notes, note hedges, and warrants, net of deferred tax assets of $995 and deferred financing costs of $1,671	—	—	38,971	—	—	—	—	38,971
Unrealized gains on interest rate swaps, net of income tax expense of $16,584	—	—	—	25,933	—	—	—	25,933
Net income attributable to controlling interests	—	—	—	—	23,816	—	—	23,816
Net loss attributable to noncontrolling interests	—	—	—	—	—	—	(3,169)	(3,169)
Foreign currency translation adjustments	—	—	—	6,198	—	—	35	6,233
Balance, December 31, 2013:	44,376	$5	$330,862	$(72,954)	$81,677	$(90,679)	$(1,797)	$247,114
Issuance of common stock for stock-based compensation, net of forfeitures	370	—	810	—	—	—	—	810
Repurchase of common stock	(184)	—	—	—	—	(7,156)	—	(7,156)
Stock-based compensation charges	—	—	16,245	—	—	—	—	16,245
Excess tax benefit from stock-based compensation expense	—	—	4,739	—	—	—	—	4,739
Financing costs related to equity portion of convertible senior notes, note hedges, and warrants	—	—	(490)	—	—	—	—	(490)
Unrealized gains on interest rate swaps, net of income tax expense of $4,128	—	—	—	6,220	—	—	—	6,220
Net income attributable to controlling interests	—	—	—	—	37,140	—	—	37,140
Net loss attributable to noncontrolling interests	—	—	—	—	—	—	(1,946)	(1,946)
Foreign currency translation adjustments	—	—	—	(16,273)	—	—	132	(16,141)
Balance, December 31, 2014:	44,562	$5	$352,166	$(83,007)	$118,817	$(97,835)	$(3,611)	$286,535
Issuance of common stock for stock-based compensation, net of forfeitures	530	—	1,107	—	—	—	—	1,107
Repurchase of common stock	(138)	—	—	—	—	(4,731)	—	(4,731)
Stock-based compensation charges	—	—	19,306	—	—	—	—	19,306
Excess tax benefit from stock-based compensation expense	—	—	1,985	—	—	—	—	1,985
Unrealized gains on interest rate swaps, net of income tax expense of $3,742	—	—	—	6,058	—	—	—	6,058
Net income attributable to controlling interests	—	—	—	—	67,080	—	—	67,080
Net loss attributable to noncontrolling interests	—	—	—	—	—	—	(1,099)	(1,099)
Foreign currency translation adjustments, net of income tax benefit of $1,565	—	—	—	(11,177)	—	—	661	(10,516)
Additional investment in Cardtronics Mexico joint venture	—	—	—	—	—	—	4,068	4,068
Balance, December 31, 2015:	44,954	$5	$374,564	$(88,126)	$185,897	$(102,566)	$19	$369,793

The accompanying notes are an integral part of these consolidated financial statements.

CARDTRONICS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2015	2014	2013
Cash flows from operating activities:
Net income	$65,981	$35,194	$20,647
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, accretion, and amortization of intangible assets	123,829	111,390	95,816
Amortization of deferred financing costs and note discount	11,363	13,036	1,931
Stock-based compensation expense	19,454	16,502	12,324
Deferred income taxes	10,993	3,038	8,533
(Gain) loss on disposal of assets	(14,010)	3,224	2,790
Other reserves and non-cash items	3,145	5,188	4,812
Redemption costs for early extinguishment of debt	—	9,075	—
Changes in assets and liabilities:
Decrease (increase) in accounts and note receivable, net	17,384	(12,224)	(11,087)
(Increase) decrease in prepaid, deferred costs, and other current assets	(19,588)	(7,578)	15,504
Increase in inventory	(4,668)	(2,399)	(1,943)
Decrease (increase) in other assets	8,415	(4,175)	(1,503)
(Decrease) increase in accounts payable	(8,016)	(4,940)	12,804
Increase in accrued liabilities	31,889	20,100	29,722
Increase (decrease) in other liabilities	10,382	3,122	(6,793)
Net cash provided by operating activities	256,553	188,553	183,557

Cash flows from investing activities:
Additions to property and equipment	(138,262)	(108,000)	(71,562)
Payments for exclusive license agreements, site acquisition costs, and other intangible assets	(4,087)	(1,909)	(5,591)
Acquisitions, net of cash acquired	(103,874)	(226,972)	(189,587)
Proceeds from sale of assets and businesses	36,661	—	—
Net cash used in investing activities	(209,562)	(336,881)	(266,740)

Cash flows from financing activities:
Proceeds from borrowings of long-term debt	—	250,000	287,500
Repayment of long-term debt	—	(200,000)	—
Proceeds from borrowings under revolving credit facility	452,670	127,657	311,277
Repayments of borrowings under revolving credit facility	(499,551)	(61,539)	(397,667)
Proceeds from issuance of warrants	—	—	40,509
Purchase of convertible hedges	—	—	(72,565)
Debt issuance, modification, and redemption costs	—	(14,746)	(7,540)
Payment of contingent consideration	—	(517)	(750)
Proceeds from exercises of stock options	1,107	810	2,626
Excess tax benefit from stock-based compensation expense	1,985	4,739	24,007
Repurchase of capital stock	(4,731)	(7,156)	(32,409)
Net cash (used in) provided by financing activities	(48,520)	99,248	154,988

Effect of exchange rate changes on cash	(4,049)	(5,984)	1,273
Net (decrease) increase in cash and cash equivalents	(5,578)	(55,064)	73,078

Cash and cash equivalents as of beginning of period	31,875	86,939	13,861
Cash and cash equivalents as of end of period	$26,297	$31,875	$86,939

Supplemental disclosure of cash flow information:
Cash paid for interest	$19,494	$21,094	$20,831
Cash paid for income taxes	$28,292	$26,014	$4,031

The accompanying notes are an integral part of these consolidated financial statements

CARDTRONICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Basis of Presentation and Summary of Significant Accounting Policies

(a) Segments

During the three months ended March 31, 2016, Cardtronics, Inc., along with its wholly and majority-owned subsidiaries (collectively, the “Company”) reorganized its operations and created the Corporate & Other segment to separately present transaction processing operations from its primary automated teller machines (“ATM”) operations and present  the corporate general and administrative functions separate from its North America segment. Additionally, the ATM advertising business (i-design) was previously included within the North America segment and due to organizational changes is now a part of the Europe segment. The Company's ATM operations in the United States (“U.S.”), Canada, Mexico, and Puerto Rico are included in its North America segment. The Company’s ATM operations in the United Kingdom (“U.K.”), Germany, Poland, and its ATM advertising business (i-design) are included in its Europe segment. The Company’s transaction processing operations, which service its North American and European operations along with external customers, and the Company’s corporate general and administrative functions comprise the Corporate & Other segment. Segment information presented for prior periods has been revised to reflect this change in segments.

(b) Description of Business

The Company provides convenient automated consumer financial services through its network of ATMs and multi-function financial services kiosks. As of December 31, 2015, the Company provided services to approximately 190,000 devices across its portfolio, which included approximately 168,300 devices located in all 50 states of the U.S., approximately 15,700 devices throughout the U.K., approximately 1,100 devices throughout Germany and Poland, approximately 3,300 devices throughout Canada, and approximately 1,400 devices throughout Mexico. In the U.S. (including the U.S. territory of Puerto Rico), certain of the Company’s devices are multi-function financial services kiosks that, in addition to traditional ATM functions such as cash dispensing and bank account balance inquiries, perform other consumer financial services, including bill payments, check cashing, remote deposit capture (which is deposit-taking at ATMs using electronic imaging), and money transfers. The total count of approximately 190,000 devices also includes devices for which the Company provides processing only services and various forms of managed services solutions, which may include transaction processing, monitoring, maintenance, cash management, communications, and customer service.

Through its network, the Company provides ATM management and equipment-related services (typically under multi-year contracts) to large retail merchants of varying sizes, as well as smaller retailers and operators of facilities such as shopping malls, airports, and train stations. In doing so, the Company provides its retail partners with a compelling automated financial services solution that helps attract and retain customers, and in turn, increases the likelihood that the devices placed at their facilities will be utilized.

In addition to its retail merchant relationships, the Company also partners with leading national financial institutions to brand selected ATMs and financial services kiosks within its network, including BBVA Compass Bancshares, Inc. (“BBVA”), Citibank, N.A. (“Citibank”), Citizens Financial Group, Inc. (“Citizens”), Cullen/Frost Bankers, Inc. (“Cullen/Frost”), Santander Bank, N.A. (“Santander”), TD Bank, N.A. (“TD Bank”), and PNC Bank, N.A. (“PNC Bank”) in the U.S., The Bank of Nova Scotia (“Scotiabank”) and Santander in Puerto Rico, and Scotiabank, TD Bank, and Canadian Imperial Bank Commerce (“CIBC”) in Canada. In Mexico, the Company operates Cardtronics Mexico, S.A. de C.V. (“Cardtronics Mexico”) and partners with Grupo Financiero Banorte, S.A. de C.V. (“Banorte”) and Scotiabank to place their brands on the Company’s ATMs in exchange for certain services provided by them. As of December 31, 2015, approximately 22,000 of the Company’s ATMs were under contract with approximately 500 financial institutions to place their logos on the machines and to provide convenient surcharge-free access for their banking customers.

The Company also owns and operates the Allpoint network (“Allpoint”), the largest surcharge-free ATM network within the U.S. (based on the number of participating ATMs). Allpoint, which has approximately 55,000 participating ATMs, provides surcharge-free ATM access to customers of approximately 1,300 financial institutions that may lack a significant ATM network in exchange for either a fixed monthly fee per cardholder or a set fee per transaction that is paid by the financial institutions who are members of the network. The Allpoint network includes a majority of the Company’s ATMs in the U.S., a portion of the Company’s ATMs in the U.K., Canada, Puerto Rico, and Mexico. Allpoint also works with financial institutions that manage stored-value debit card programs on behalf of corporate entities and governmental agencies, including general purpose, payroll and electronic benefits transfer (“EBT”) cards. Under these programs, the issuing financial institutions pay Allpoint a fee per issued stored-value card or per transaction in return for allowing the users of those cards surcharge-free access to Allpoint’s participating ATM network.

Finally, the Company owns and operates an electronic funds transfer (“EFT”) transaction processing platform that provides transaction processing services to its network of ATMs and financial services kiosks as well as other ATMs under managed services arrangements. Additionally, through its recent acquisition of Columbus Data Services, L.L.C. (“CDS”), the Company provides leading-edge ATM processing solutions to ATM sales and service organizations and financial institutions.

(c) Basis of Presentation and Consolidation

The consolidated financial statements include the accounts of the Company. All material intercompany accounts and transactions have been eliminated in consolidation. Because the Company owns a majority interest in, and realizes a majority of the earnings and/or losses of, Cardtronics Mexico, this entity is reflected as a consolidated subsidiary in the accompanying consolidated financial statements, with the remaining ownership interests not held by the Company being reflected as noncontrolling interests.

In December 2015, Cardtronics Mexico initiated an equity subscription offering to its shareholders to increase its equity capital. Prior to the offering and recapitalization, the Company owned 51.0% of Cardtronics Mexico. The minority partners of Cardtronics Mexico did not subscribe to the offering, and the Company exercised its right to subscribe for the entire offering. As a result of the subscription, and effective December 11, 2015, the Company owns 95.7% of Cardtronics Mexico.

The Company presents Cost of ATM operating revenues and Gross profit within its Consolidated Statements of Operations exclusive of depreciation, accretion, and amortization of intangible assets related to ATMs and ATM-related assets. The following table sets forth the amounts excluded from Cost of ATM operating revenues and Gross profit during the years ended December 31, 2015, 2014, and 2013:

	2015	2014	2013
	(In thousands)
Depreciation and accretion expenses related to ATMs and ATM-related assets	$64,695	$63,711	$59,841
Amortization of intangible assets	38,799	35,768	27,336
Total depreciation, accretion, and amortization of intangible assets excluded from Cost of ATM operating revenues and Gross profit	$103,494	$99,479	$87,177

(d) Use of Estimates in the Preparation of Financial Statements

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates include the carrying amount of intangibles, goodwill, asset retirement obligations, contingencies, and valuation allowances for receivables, inventories, and deferred income tax assets. Additionally, the Company is required to make estimates and assumptions related to the valuation of its derivative instruments and stock-based compensation. Actual results can, and often do, differ from those assumed in the Company’s estimates.

(e) Cash and Cash Equivalents

For purposes of reporting financial condition and cash flows, cash and cash equivalents include cash in bank and short-term deposit sweep accounts. Additionally, the Company maintains cash on deposit with banks that is pledged for a particular use or restricted to support a potential liability. These balances are classified as Restricted cash in the Current assets or Noncurrent assets line items on the Company’s Consolidated Balance Sheets based on when the Company expects this cash to be used. There was $31.6 million and $20.4 million of Restricted cash in the Current assets line item in the accompanying Consolidated Balance Sheets as of December 31, 2015 and 2014, respectively. Current restricted cash consisted of amounts collected on behalf of, but not yet remitted to, certain of the Company’s merchant customers or third-party service providers. The increase in the Restricted cash line item in the accompanying Consolidated Balance Sheets from December 31, 2014 to December 31, 2015 is primarily attributable to settlement balances associated with the acquisition of CDS, on July 1, 2015. These assets are offset by accrued liability balances in the Current liability line item in the Company’s Consolidated Balance Sheets.

(f) ATM Cash Management Program

The Company relies on agreements with various banks to provide the cash that it uses in its devices in which the merchants do not provide their own cash. The Company pays a fee for its usage of this vault cash based on the total amount of cash outstanding at any given time, as well as fees related to the bundling and preparation of such cash prior to it being loaded in the devices. At all times, beneficial ownership of the cash is retained by the cash providers, and the Company has no access to the cash except for those ATMs that are serviced by the Company’s wholly-owned armored courier operations in the U.K. While the armored courier operations have physical access to the cash loaded in those machines, beneficial ownership of that cash remains with the cash provider at all times. The Company’s vault cash agreements expire at various times through June 2020. (See Note 19. Concentration Risk for additional information on the concentration risk associated with the Company’s vault cash arrangements.) Based on the foregoing, the ATM vault cash, and the related obligations, are not reflected in the accompanying consolidated financial statements. The average amount of cash in the Company’s devices for the quarters ended December 31, 2015 and 2014 was approximately $3.7 billion and $3 billion, respectively.

(g) Accounts Receivable, net of Allowance for Doubtful Accounts

Accounts receivable are comprised of amounts due from the Company’s clearing and settlement banks for transaction revenues earned on transactions processed during the month ending on the balance sheet date, as well as receivables from bank-branding and network-branding customers, and for equipment sales and service. Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts represents the Company’s best estimate of the amount of probable credit losses on the Company’s existing accounts receivable. The Company reviews its allowance for doubtful accounts monthly and determines the allowance based on an analysis of its past due accounts. All balances over 90 days past due are reviewed individually for collectability. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

(h) Inventory

Inventory consists principally of used ATMs, ATM spare parts, and ATM supplies and is stated at the lower of cost or market. Cost is determined using the average cost method. The following table is a breakdown of the Company’s primary inventory components as of December 31, 2015 and 2014:

	2015	2014
	(In thousands)
ATMs	$2,568	$2,046
ATM parts and supplies	8,400	5,012
Total	10,968	7,058
Less: Inventory reserves	(293)	(1,087)
Inventory, net	$10,675	$5,971

(i) Property and Equipment, Net

Property and equipment are stated at cost, and depreciation is calculated using the straight-line method over estimated useful lives ranging from three to ten years. Most new ATMs are depreciated over eight years and most refurbished ATMs and installation-related costs are depreciated over five years, all on a straight-line basis. Leasehold improvements and property acquired under capital leases are amortized over the useful life of the asset or the lease term, whichever is shorter. Also included in property and equipment are new ATMs and/or financial services kiosks and the associated equipment the Company has acquired for future installation. These devices are held as “deployments in process” and are not depreciated until actually installed. Significant refurbishment costs that extend the useful life of an asset, or enhance its functionality are capitalized and depreciated over the estimated remaining life of the improved asset. Property and equipment are reviewed for impairment at least annually and additionally whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable.

Maintenance on the Company’s devices is typically performed by third-parties and is generally incurred as a fixed fee per month per device, except for in the U.K. where maintenance is primarily performed by in-house technicians. In both cases, amounts incurred for maintenance are expensed as incurred.

Also included within property and equipment are costs associated with internally-developed products. The Company capitalizes certain internal costs associated with developing new or enhanced products and technology that are expected to benefit multiple future periods through enhanced revenues and/or cost savings and efficiencies. Internally developed projects are placed into service and depreciation is commenced once the products are completed and become operational. These projects generally are depreciated over estimated useful lives of three to five years on a straight-line basis. During 2015, the Company capitalized internal development costs of approximately $5 million.

Depreciation expense for property and equipment for the years ended December 31, 2015, 2014, and 2013 was $82.8 million, $73.1 million, and $65.7 million, respectively. As of December 31, 2015, the Company did not have any material capital leases outstanding. See Note 1(m). Asset Retirement Obligations, for additional information on asset retirement obligations associated with the Company’s devices.

(j) Intangible Assets Other Than Goodwill

The Company’s intangible assets include merchant contracts/relationships and branding agreements acquired in connection with acquisitions of ATM and kiosk-related assets (i.e., the right to receive future cash flows related to transactions occurring at these merchant locations), exclusive license agreements and site acquisition costs (i.e., the right to be the exclusive ATM or kiosk service provider, at specific locations, for the time period under contract with a merchant customer), technology, non-compete agreements, deferred financing costs relating to the Company’s credit agreements (see Note 10. Long-Term Debt), and trade names acquired.

The estimated fair value of the merchant contracts/relationships within each acquired portfolio is determined based on the estimated net cash flows and useful lives of the underlying contracts/relationships, including expected renewals. The merchant contracts/relationships comprising each acquired portfolio are typically homogenous in nature with respect to the underlying contractual terms and conditions. Accordingly, the Company generally pools such acquired merchant contracts/relationships into a single intangible asset, by acquired portfolio, for purposes of computing the related amortization expense. The Company amortizes such intangible assets on a straight-line basis over the estimated useful lives of the portfolios to which the assets relate. Because the net cash flows associated with the Company’s acquired merchant contracts/relationships have historically increased subsequent to the acquisition date, the use of a straight-line method of amortization effectively results in an accelerated amortization schedule. The estimated useful life of each portfolio is determined based on the weighted average lives of the expected cash flows associated with the underlying merchant contracts/relationships comprising the portfolio, and takes into consideration expected renewal rates and the terms and significance of the underlying contracts/relationships themselves. Costs incurred by the Company to renew or extend the term of an existing contract are expensed as incurred, except for any direct payments made to the merchants, which are set up as new intangible assets (exclusive license agreements). Certain acquired merchant contracts/relationships may have unique attributes, such as significant contractual terms or value, and in such cases, the Company will separately account for these contracts in order to better assess the value and estimated useful lives of the underlying merchant relationships.

The Company tests its acquired merchant contract/relationship intangible assets for impairment, along with the related devices, on an individual contract/relationship basis for the Company’s significant acquired contracts/relationships, and on a pooled or portfolio basis (by acquisition) for all other acquired contracts/relationships. If, subsequent to the acquisition date, circumstances indicate that a shorter estimated useful life is warranted for an acquired portfolio or an individual customer relationship as a result of changes in the expected future cash flows associated with the individual contracts/relationships comprising that portfolio or relationship, then that portfolio’s remaining estimated useful life and related amortization expense are adjusted accordingly on a prospective basis.

Whenever events or changes in circumstances indicate that a merchant contract/relationship intangible asset may be impaired, the Company evaluates the recoverability of the intangible asset, and the related devices, by measuring the related carrying amounts against the estimated undiscounted future cash flows associated with the related contract or portfolio of contracts. Should the sum of the expected future net cash flows be less than the carrying values of the tangible and intangible assets being evaluated, an impairment loss would be recognized. The impairment loss would be calculated as the amount by which the carrying values of the tangible and intangible assets exceeded the calculated fair value.

No impairment of indefinite-lived intangible assets was identified during the years ended December 31, 2015 and 2014. Additional information regarding the Company’s intangible assets is included in Note 7. Intangible Assets.

(k) Goodwill

Goodwill resulting from a business combination is not amortized but is tested for impairment at least annually and more frequently if conditions warrant. Under U.S. GAAP, goodwill should be tested for impairment at the reporting unit level, which in the Company’s case involves five separate reporting units: (i) the Company’s domestic reporting unit, (ii) the ATM operations in the U.K, (iii) the Mexico operations, (iv) the Canadian operations, and (v) the German operations. In 2015, the Company elected to forego the qualitative assessment allowed under U.S. GAAP and perform the quantitative assessment prescribed by the guidance where the carrying amount of the net assets associated with each applicable reporting unit is compared to the estimated fair value of such reporting unit as of the annual testing date, December 31, 2015. When estimating fair values of a reporting unit for its goodwill impairment test, the Company utilizes a combination of the income approach and market approach, which incorporates both management’s views and those of the market. The income approach provides an estimated fair value based on each reporting unit’s anticipated cash flows, which have been discounted using a weighted average cost of capital rate for each reporting unit. The market approach provides an estimated fair value based on the Company’s market capitalization that is computed using the market price of its common stock and the number of shares outstanding as of the impairment test date. The sum of the estimated fair values for each reporting unit, as computed using the income approach, is then compared to the fair value of the Company as a whole, as determined based on the market approach. If such amounts are consistent, the estimated fair values for each reporting unit, as derived from the income approach, are utilized.

All of the assumptions utilized in estimating the fair value of the Company’s reporting units and performing the goodwill impairment test are inherently uncertain and require significant judgment on the part of management. The primary assumptions used in the income approach are estimated cash flows, the weighted average cost of capital for each reporting unit, and valuation multiples assigned to the earnings before interest expense, income taxes, depreciation and accretion expense, and amortization expense (“EBITDA”) of each reporting unit in order to assess the terminal value for each reporting unit. Estimated cash flows are primarily based on the Company’s projected revenues, operating costs, and capital expenditures and are discounted based on comparable industry average rates for the weighted average cost of capital for each reporting unit. The Company utilized discount rates based on weighted average cost of capital amounts ranging from approximately 9%to 11% when estimating the fair values of its reporting units as of December 31, 2015 and 2014. With respect to the EBITDA multiples utilized in assessing the terminal value of each of its reporting units, the Company utilized its current multiple, but also evaluated it in relation to current and historical valuation multiples assigned to a number of its industry peer group companies for reasonableness.

Based on the results of the impairment analysis, the Company determined that no impairment of goodwill existed as of December 31, 2015 and 2014, respectively, as the fair values of its reporting units were in excess of the carrying values of such reporting units.

(l) Income Taxes

Provisions for income taxes are based on taxes payable or refundable for the current year and deferred taxes, which are based on temporary differences between the amount of taxable income and income before provision for income taxes and between the tax basis of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the consolidated financial statements at current income tax rates. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. As the ultimate realization of deferred tax assets is dependent on the generation of future taxable income during the periods in which those temporary differences become deductible, the Company considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. In the event the Company does not believe it is more-likely-than-not that it will be able to utilize the related tax benefits associated with deferred tax assets, valuation allowances will be recorded to reserve for the assets.

(m) Asset Retirement Obligations

The Company estimates the fair value of future retirement costs associated with its ATMs and recognizes this amount as a liability on a pooled basis based on estimated deinstallation dates in the period in which it is incurred, and when it can be reasonably estimated. The Company’s estimates of fair value involve discounted future cash flows. The Company capitalizes the initial estimated fair value amount as an asset and depreciates the amount over its estimated useful life. Subsequent to recognizing the initial liability, the Company recognizes an ongoing expense for changes in such liabilities due to the passage of time (i.e., accretion expense), which is recorded in the Depreciation and accretion expense line item in the accompanying Consolidated Statements of Operations. As the liability is not revalued on a recurring basis, it is periodically reevaluated based on current cost estimate and contract information. Upon settlement of the liability, the Company recognizes a gain or loss for any difference between the settlement amount and the liability recorded. Additional information regarding the Company’s asset retirement obligations is included in Note 11. Asset Retirement Obligations.

(n) Revenue Recognition

ATM operating revenues. Substantially all of the Company’s revenues are generated from ATM and kiosk operating and transaction-based fees, which are reflected in the ATM operating revenues line item in the accompanying Consolidated Statements of Operations. ATM operating revenues primarily include the following:

•	Surcharge, interchange, and Dynamic Currency Conversion (“DCC”) revenues, which are recognized daily as the underlying transactions are processed.

•

Bank-branding revenues, which are generated by the Company’s bank-branding arrangements, under which financial institutions generally pay a fixed monthly fee per device to the Company to place their brand name on selected ATMs and multi-function kiosks within the Company’s portfolio. In return for such fees, the branding institution’s customers can use those branded devices without paying a surcharge fee. The monthly per device branding fees are recognized as revenues on a monthly basis as earned, and a portion of the arrangements are subject to escalation clauses within the agreements. In addition to the monthly branding fees, the Company may also receive a one-time set-up fee per device. This set-up fee is separate from the recurring, monthly branding fees and is meant to compensate the Company for the burden incurred related to the initial set-up of a branded device versus the on-going monthly services provided for the actual branding. The Company has deferred these set-up fees (as well as the corresponding costs associated with the initial set-up) and is recognizing such amounts as revenue (and expense) over the terms of the underlying bank-branding agreements on a straight-line basis.

•

Surcharge-free network revenues, which are generated by the operations of Allpoint, the Company’s surcharge-free network. The Company allows cardholders of financial institutions that participate in Allpoint to utilize the

Company’s network of devices on a surcharge-free basis. In return, the participating financial institutions pay a fixed fee per month per cardholder or a fee per transaction to the Company. These surcharge-free network fees are recognized as revenues on a monthly basis as earned.

•

Managed services revenues, which the Company typically receives a fixed management fee or fee per transaction or service provided. While the management fee and any transaction-based fees are recognized as revenue as earned (generally monthly), the surcharge and interchange fees generated by the ATMs under the managed services agreements are earned by the Company’s customer, and therefore, are not recorded as revenue of the Company.

•

Other revenues, which includes maintenance fees, fees from other consumer financial services offerings such as check-cashing, remote deposit capture (deposit-taking) and bill pay services, and other services. With respect to its automated consumer financial services offerings, the Company typically recognizes the revenues as the services are provided and the revenues earned.

ATM product sales. The Company also generates revenues from the sale of ATMs to merchants and certain equipment resellers. Such amounts are reflected as “ATM product sales and other revenues” in the accompanying Consolidated Statements of Operations. Revenues related to the sale of ATMs to merchants are recognized when the equipment is delivered to the customer and the Company has completed all required installation and set-up procedures. With respect to the sale of ATMs to associate value-added resellers (“VARs”), the Company recognizes and invoices revenues related to such sales when the equipment is shipped from the manufacturer to the associate VAR. The Company typically extends 30-day terms and receives payment directly from the associate VAR irrespective of the ultimate sale to a third-party.

ATM services. Effective with the Sunwin Services Group (“Sunwin”) acquisition in November 2014, and prior to the sale of the Sunwin retail cash-in-transit operation in the second half of 2015, the Company also generated revenues from the sale of services to retailers, including the provision of cash delivery and maintenance services. Revenues from this business activity have been included within the ATM product sales and other revenues line item in the accompanying Consolidated Statements of Operations. The Company recognizes and invoices revenues related to these services when the service has been performed.

Merchant-owned arrangements. In connection with the Company’s merchant-owned ATM operating/processing arrangements, the Company typically pays all or a sizable portion of the transaction fees that it collects to the merchant as payment for providing, placing, and maintaining the ATM unit. Pursuant to the guidance in the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) 605-45-45, Revenue Recognition - Principal Agent Considerations - Other Presentation Matters, the Company has assessed whether to record such payments as a reduction of associated ATM transaction revenues or a cost of revenues. Specifically, if the Company acts as the principal and is the primary obligor in the ATM transactions, provides the processing for the ATM transactions, has significant influence over pricing, and has the risks and rewards of ownership, including a variable earnings component and the risk of loss for collection, the Company recognizes the surcharge and interchange fees on a gross basis and does not reduce its reported revenues for payments made to the various merchants and retail establishments where the ATM units are housed. As a result, for agreements under which the Company acts as the principal, the Company records the total amounts earned from the underlying ATM transactions as ATM operating revenues and records the related merchant commissions as a cost of ATM operating revenues. However, for those agreements in which the Company does not meet the criteria to qualify as the principal agent in the transaction, the Company does not record the related surcharge and interchange revenue as the rights associated with this revenue stream inure to the benefit of the merchant.

(o) Stock-Based Compensation

The Company calculates the fair value of stock-based instruments awarded to employees on the date of grant and recognizes the calculated fair value as compensation cost over the requisite service period. For additional information on the Company’s stock-based compensation, see Note 3. Stock-Based Compensation.

(p) Derivative Financial Instruments

The Company utilizes derivative financial instruments to hedge its exposure to changing interest rates related to the Company’s ATM and kiosk cash management activities. The Company does not enter into derivative transactions for speculative or trading purposes, although circumstances may subsequently change the designation of its derivatives to economic hedges.

The Company records derivative instruments at fair value on its Consolidated Balance Sheets. These derivatives, which consist of interest rate swaps, are valued using pricing models based on significant other observable inputs (Level 2 inputs under the fair value hierarchy prescribed by U.S. GAAP), while taking into account the nonperformance risk of the counterparty. The majority of the Company’s derivative transactions have been accounted for as cash flow hedges and, accordingly, changes in the fair values of such derivatives have been reflected in the Accumulated other comprehensive loss, net line item in the accompanying Consolidated Balance Sheets to the extent that the hedging relationships are determined to be effective, and then recognized in earnings when the hedged transactions occur. For additional information on the Company’s derivative financial instruments, see Note 15. Derivative Financial Instruments.

In connection with the issuance of the $287.5 million of 1.00% convertible senior notes due December 2020 (“Convertible Notes”), the Company entered into separate convertible note hedge and warrant transactions with certain of the initial purchasers to reduce the potential dilutive impact upon the conversion of the Convertible Notes. For additional information on the Company’s convertible note hedges and warrant transactions, see Note 10. Long-Term Debt.

(q) Fair Value of Financial Instruments

The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. U.S. GAAP does not require the disclosure of the fair value of lease financing arrangements and non-financial instruments, including intangible assets such as goodwill and the Company’s merchant contracts/relationships. See Note 16. Fair Value Measurements for the Company’s fair value evaluation of its financial instruments.

(r) Foreign Currency Translation

The Company is exposed to foreign currency translation risk with respect to its international operations. The functional currencies for these businesses are their respective local currencies. Accordingly, results of operations of the Company’s international subsidiaries are translated into U.S. dollars using average exchange rates in effect during the periods in which those results are generated. Furthermore, the Company’s foreign operations’ assets and liabilities are translated into U.S. dollars using the exchange rate in effect as of each balance sheet reporting date. The resulting translation adjustments have been included in the Accumulated other comprehensive loss, net line item in the accompanying Consolidated Balance Sheets.

The Company currently believes that the unremitted earnings of all of its international subsidiaries will be reinvested in the corresponding country of origin for an indefinite period of time. Accordingly, no deferred taxes have been provided for the differences between the Company’s book basis and underlying tax basis in those subsidiaries or on the foreign currency translation adjustment amounts.

(s) Treasury Stock

Treasury stock is recorded at cost and carried as a reduction to stockholders’ equity until retired or reissued.

(t) Advertising Costs

Advertising costs are expensed as incurred and totaled $5.4 million, $5.4 million, and $4.4 million during the years ended December 31, 2015, 2014, and 2013, respectively, and are included in the Selling, general, and administrative expenses line item in the accompanying Consolidated Statements of Operations.

(u) Working Capital Deficit

The Company’s surcharge and interchange revenues are typically collected in cash on a daily basis or within a short period of time subsequent to the end of each month. However, the Company typically pays its vendors on 30 day terms and is not required to pay certain of its merchants until 20 days after the end of each calendar month. As a result, the Company will typically utilize the excess cash flow generated from such timing differences to fund its capital expenditure needs or to repay amounts outstanding under its revolving line of credit (which, when drawn upon, is reflected as in the Long-term liability line item in the accompanying Consolidated Balance Sheets). Accordingly, this utilization will often cause the Company’s balance sheet to reflect a working capital deficit position. The Company considers such a presentation to be a normal part of its ongoing operations.

(v) Recent Accounting Pronouncements Not Yet Adopted

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” (“ASU 2014-09”), which supersedes the revenue recognition requirements in Accounting Standards Codification 605, Revenue Recognition.

The core principle of ASU 2014-09 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance provides a five-step process to achieve that core principle. ASU 2014-09 requires disclosures enabling users of financial statements to understand the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. Additionally, qualitative and quantitative disclosures are required about contracts with customers, significant judgments and changes in judgments, and assets recognized from the costs to obtain or fulfill a contract.

ASU 2014-09 was originally effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period, using one of two retrospective application methods. However, in July 2015, FASB approved the deferral of the effective date of ASU 2014-09 to interim and annual periods beginning after December 15, 2017. Early application is not permitted. In May 2015 the FASB issued proposed amendments to clarify and simplify accounting for licenses of intellectual property and the identification of performance obligations. The Company is currently monitoring the amendments and evaluating the effect that the adoption of ASU 2014-09 will have on the Company’s financial statements.

In April 2015, the FASB issued ASU No. 2015-03, “Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs” (“ASU 2015-03”). ASU 2015-03 requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of the related debt liability instead of being presented as an asset. ASU 2015-03 requires retrospective application and is effective for fiscal years beginning after December 15, 2015. Early adoption is permitted for financial statements that have not been previously issued. The Company does not expect ASU 2015-03 to have a material effect on the Company's results of operations; however, it will impact future balance sheet presentation and financial statement disclosures related to the Company's debt issuance costs.

In July 2015, the FASB issued ASU 2015-11, “Inventory (Topic 330): Simplifying the Measurement of Inventory” (“ASU 2015-11”). ASU 2015-11 applies to inventory that is measured using either the first-in, first-out or average cost methods and requires entities to measure their inventory at the lower of cost and net realizable value. ASU 2015-11 defines net realizable value as the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. ASU 2015-11 is effective for annual periods beginning after December 15, 2016, and interim periods therein. The Company does not expect ASU 2015-11 to have a material effect on the Company’s results of operations.

In August 2015, the FASB issued ASU No. 2015-15, “Interest - Imputation of Interest (Subtopic 835-30): Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements - Amendments to SEC Paragraphs Pursuant to Staff Announcement at June 18, 2015 EITF Meeting” (“ASU 2015-15”), which clarifies the treatment of debt issuance costs from line-of-credit arrangements after the adoption of ASU 2015-03.

ASU 2015-15 clarifies that the SEC staff would not object to an entity deferring and presenting debt issuance costs related to a line-of-credit arrangement as an asset and subsequently amortizing the deferred debt issuance costs ratably over the term of such arrangement, regardless of whether there are any outstanding borrowings on the line-of-credit arrangement. The Company does not expect ASU 2015-15 to have a material effect on the Company’s results of operations; however, it could impact future balance sheet presentation and financial statement disclosures related to the Company's debt issuance costs.

The Company plans to implement ASU No 2015-03 and 2015-15 for its year commencing on January 1, 2016.

In September 2015, the FASB issued ASU No. 2015-16, “Business Combinations (Topic 805): Simplifying the Accounting Measurement - Period Adjustments” (“ASU 2015-16”). ASU 2015-16 requires an acquirer to recognize adjustments to provisional amounts in the period in which the adjustment amount is determined. The acquirer is also required to record, in the same period’s financial statements, the effect on earnings of changes in depreciation, amortization, or other income effects, if any, as a result of the change to the provisional amounts, calculated as if the accounting had been completed at the acquisition date. In addition the acquirer is required to present separately on the face of the income statement or disclose in the notes to the financial statements the portion of the amount recorded in current period earnings by line item that would have been recorded in previous reporting periods if the adjustment to the provisional amounts had been recognized as of the acquisition date. This guidance is effective for fiscal years and interim periods beginning after December 15, 2015, and requires prospective application. The Company does not expect ASU 2015-16 to have a material effect on the Company’s results of operations.

In November 2015, the FASB issued ASU No. 2015-17, “Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes” (“ASU 2015-17”). ASU 2015-17 eliminates the current requirement for organizations to present deferred tax liabilities and assets as current and noncurrent in a classified balance sheet. Instead, organizations will be required to classify all deferred tax assets and liabilities as noncurrent. This guidance is effective for annual periods beginning after December 15, 2017 and interim periods beginning December 15, 2018. The Company does not expect ASU 2015-17 to have a material effect on the Company’s results of operations, however, the Company’s balance sheet classification of current deferred taxes would change materially. The Company is considering early adopting ASU 2015-17 in 2016.

In January 2016, the FASB issued ASU No. 2016-01, “Financial Instruments - Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities” (“ASU 2016-01”). ASU 2016-01 addresses certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. This standard is effective for fiscal years, and interim periods within those years, beginning after December 15, 2017, and early adoption is not permitted. The Company is currently evaluating the impact that the standard will have on the Company’s consolidated financial statements, if any.

(2) Acquisitions and Divestitures

On August 7, 2013, Cardtronics Europe Limited (“Cardtronics Europe”), a newly formed wholly-owned subsidiary of the Company, entered into, and consummated the transactions contemplated by, the Share Sale and Purchase Agreement (the “Purchase Agreement”) including the purchase of all of the outstanding shares issued by Cardpoint Limited (“Cardpoint”) from Payzone Ventures Limited (the “Seller”) and the individuals named as warrantors in the Purchase Agreement.

Pursuant to the Purchase Agreement, Cardtronics Europe acquired all of the outstanding shares issued by Cardpoint for purchase consideration of £100.0 million, or $153.5 million, in cash, which included the aggregate amount required to be paid (including principal and interest) in order to fully discharge all of Cardpoint’s outstanding indebtedness to the Seller at closing. Including customary working capital and other adjustments, the total amount paid for the acquisition was approximately £105.4 million, or approximately $161.8 million, at closing, which was financed through borrowings under the Company’s revolving credit facility.

As a result of the Cardpoint acquisition, the Company significantly increased the size of its European operations. Cardpoint operated approximately 7,100 ATMs in the U.K. and approximately 800 ATMs in Germany as of the acquisition date, substantially all of which were owned by Cardpoint.

On February 6, 2014, the Company acquired the majority of the assets of Automated Financial, LLC (“Automated Financial”), an Arizona-based provider of ATM services to approximately 2,100 ATMs consisting primarily of merchant-owned ATMs. The Company completed its purchase accounting for Automated Financial in February 2015, which did not result in any significant adjustments.

On October 6, 2014, the Company completed the acquisition of Welch ATM (“Welch”), an Illinois-based provider of ATM services to approximately 26,000 ATMs. The total purchase consideration was approximately $159.4 million, which included cash of $154.0 million and deferred purchase consideration of $5.4 million. In addition, many of the Welch ATMs are under contract with financial institutions to carry their brand and logo on the ATM, which has further enhanced the Company's surcharge-free product offerings.

The Welch purchase consideration was allocated to the assets acquired and liabilities assumed, including identifiable tangible and intangible assets, based on their respective fair values at the date of acquisition. The fair values of the intangible assets acquired included customer relationships valued at $52.5 million, estimated utilizing a discounted cash flow approach, with the assistance of an independent appraisal firm. The fair values of the tangible assets acquired included property, plant, and equipment valued at $11.3 million, estimated utilizing the market and cost approaches. The purchase price allocation resulted in goodwill of approximately $103.7 million, all of which has been assigned to the Company's North America reporting segment. The recognized goodwill is primarily attributable to expected synergies. All of the goodwill and intangible asset amounts are expected to be deductible for income tax purposes. The Company completed the purchase accounting for Welch in September 2015, recognizing immaterial final adjustments to the previously estimated amounts recorded for goodwill and intangibles.

On November 3, 2014, the Company completed the acquisition of Sunwin in the U.K., a subsidiary of the Co-operative Group, for aggregate cash consideration of approximately £41.5 million, or approximately $66.4 million. Sunwin’s primary business is providing secure cash logistics and ATM maintenance services to ATMs and other services to retail locations. The Company also acquired approximately 2,000 ATMs from Co-op Bank and secured an exclusive ATM placement agreement to operate ATMs at Co-operative (“Co-op”) Food locations. The Company has accounted for these transactions as if they were all related due to the timing of the transactions being completed and the dependency of the transactions on each other. The Company completed the purchase accounting for Sunwin in June 2015, recognizing immaterial final adjustments to the preliminary opening balance sheet and the settlement of final working capital adjustments.

On July 1, 2015, the Company completed the divestiture of its retail cash-in-transit operation in the U.K. This business component, which mainly relates to the collection of cash by couriers at retail locations, was originally acquired through the Sunwin acquisition discussed above and not deemed to be a core part of the Company’s on-going strategy. A portion of the estimated proceeds from the sale are subject to certain conditions related to customer transition and other matters, and as a result, the Company had recorded the estimated fair value of the consideration of approximately £24.9 million, or approximately $39 million, as of December 31, 2015. Of the amount expected to be received, £20.2 million, or approximately $31 million, was received during the year, and £4.7 million, or approximately $7 million, was received subsequent to December 31, 2015. The net pre-tax gain recognized on this transaction was $16.6 million as of December 31, 2015. The net pre-tax gain is included in the (Gain) loss on disposal of assets line item in the accompanying Consolidated Statements of Operations. The major classes of assets and liabilities sold included: tangible assets with a carrying value of $6.8 million and goodwill and intangible assets with combined carrying values of $15.2 million. Prior to the sale, the operation was part of the Company’s Europe operating segment.

In conjunction with the U.K. divestiture activities discussed above, and to optimize the remaining ATM-related infrastructure, the Company closed six cash depots that were not part of the sale but were no longer profitable to operate based on the remaining work at these facilities. The Company wrote-off certain assets in these facilities, recording approximately $3 million in disposal losses, included in the (Gain) loss on disposal of assets line item in the accompanying Consolidated Statements of Operations. Upon exiting these facilities, the Company recognized lease exit costs of $4.5 million and employee severance costs of $4.4 million. The Company also recorded approximately $3.1 million in operating costs related to the six closed depots that were no longer profitable to operate as a result of the sale of the retail cash-in-transit operation. The costs described above and other costs totaling $15.3 million, were recorded in the third and fourth quarters of 2015 within the Acquisition and divestiture-related expense line in the accompanying Consolidated Statements of Operations.

On July 1, 2015, the Company completed the acquisition of CDS for a total purchase price of approximately $80.6 million. CDS is a leading independent transaction processor for ATM deployers and payment card issuers, providing leading-edge solutions to ATM sales and service organizations and financial institutions. CDS now operates as a separate division of the Company.

The total purchase consideration for CDS was preliminarily allocated to the assets acquired and liabilities assumed, including identifiable tangible and intangible assets, based on their respective fair values estimated at the date of acquisition. The preliminary estimated fair values of the intangible assets included the acquired customer relationships valued at $16.5 million, technology valued at $7.8 million, and other intangibles assets valued at $1.7 million. Intangible values were estimated utilizing primarily a discounted cash flow approach, with the assistance of an independent appraisal firm. The preliminary fair values of the tangible assets acquired included property, plant, and equipment and were valued at $4.6 million and estimated utilizing the market and cost approaches. The preliminary purchase price allocation resulted in goodwill of $52.7 million. This goodwill has been assigned to the Company's North America reporting segment and is primarily attributable to expected synergies. The purchase price allocation remains preliminary pending completion of the asset appraisals. All of the goodwill and intangible asset amounts are expected to be deductible for income tax purposes.

(3) Stock-Based Compensation

As noted in Note 1(o). Stock-Based Compensation, the Company accounts for its stock-based compensation by recognizing the grant date fair value of stock-based awards, net of estimated forfeitures, as compensation expense over the underlying requisite service periods of the related awards. The grant date fair value is based upon the Company’s stock price on the date of grant. The following table reflects the total stock-based compensation expense amounts included in the accompanying Consolidated Statements of Operations for the years ended December 31, 2015, 2014, and 2013:

	2015	2014	2013
	(In thousands)
Cost of ATM operating revenues	$1,218	$1,273	$911
Selling, general, and administrative expenses	18,236	15,229	11,413
Total stock-based compensation expense	$19,454	$16,502	$12,324

The increase in stock-based compensation expense each year was due to additional expense recognition from the additional grants made during the periods. All grants during the periods above were made under the Company's Second Amended and Restated 2007 Stock Incentive Plan (“2007 Plan”), which is further discussed below.

Stock-Based Compensation Plans. The Company currently has two long-term incentive plans-the 2007 Plan and the 2001 Stock Incentive Plan (“2001 Plan”). The purpose of each of these plans is to provide members of the Company’s Board of Directors and employees of the Company additional incentive and reward opportunities designed to enhance the profitable growth of the Company. Equity grants awarded under these plans generally vest in various increments over four years based on continued employment. The Company handles stock option exercises and other stock grants through the issuance of new common shares.

2007 Plan.  The 2007 Plan provides for the granting of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code, options that do not constitute incentive stock options, Restricted Stock Awards (“RSAs”), phantom stock awards, Restricted Stock Units (“RSUs”), bonus stock awards, performance awards, and annual incentive awards. The number of shares of common stock that may be issued under the 2007 Plan may not exceed 9,679,393 shares. The shares issued under the 2007 Plan are subject to further adjustment to reflect stock dividends, stock splits, recapitalizations, and similar changes in the Company’s capital structure. As of December 31, 2015, 416,500 options and 5,089,237 shares of restricted stock awards and units, net of cancellations, had been granted under the 2007 Plan, and options to purchase 266,375 shares of common stock have been exercised.

2001 Plan.  No further awards were granted during 2015 under the Company’s 2001 Plan. As of December 31, 2015, options to purchase an aggregate of 6,438,172 shares of common stock (net of options cancelled) had been granted pursuant to the 2001 Plan, all of which the Company considered as non-qualified stock options, and 6,264,420 of these options had been exercised.

Restricted Stock Awards. The number of the Company's outstanding RSAs as of December 31, 2015, and changes during the year ended December 31, 2015, are presented below:

	Number of Shares	Weighted Average Grant Date Fair Value
RSAs outstanding as of January 1, 2015	83,028	$27.06
Granted	—	$—
Vested	(32,293)	$26.45
Forfeited	(3,500)	$28.69
RSAs outstanding as of December 31, 2015	47,235	$27.36

The majority of RSAs granted vest ratably over a four-year service period. No RSAs were granted in 2015 and 2014. The total fair value of RSAs that vested during the years ended December 31, 2015, 2014, and 2013 was $1.2 million, $10.8 million, and $8.1 million, respectively. Compensation expense associated with RSAs totaled $0.9 million, $1.9 million, and $4.1 million during 2015, 2014, and 2013, respectively, and based upon management’s estimates of forfeitures, there was $0.6 million of unrecognized compensation cost associated with these RSAs as of December 31, 2015, which will be recognized on a straight-line basis over a remaining weighted average vesting period of approximately 1.2 years.

Restricted Stock Units. In the first quarter of each year since 2011, the Company granted RSUs under its Long-term Incentive Plan (“LTIP”), which is an annual equity award program under the 2007 Plan. The ultimate number of RSUs to be earned and outstanding are approved by the Compensation Committee of the Company's Board of Directors (the “Committee”) on an annual basis, and are based on the Company's achievement of certain performance levels during the calendar year of its grant. The majority of these grants have both a performance-based and a service-based vesting schedule (“Performance-RSUs”), and the Company recognizes the related compensation expense based on the estimated performance levels that management believes will ultimately be met. Starting with the grants made in 2013, a portion of the awards have only a service-based vesting schedule (“Time-RSUs”), for which the associated expense is recognized ratably over four years. Performance-RSUs and Time-RSUs are convertible into the Company’s common stock after the passage of the vesting periods, which are 24, 36, and 48 months from January 31 of the grant year, at the rate of 50.0%, 25.0%, and 25.0%, respectively. Performance-RSUs will be earned only if the Company achieves certain performance levels. Although the Performance-RSUs are not considered to be earned and outstanding until at least the minimum performance metrics are met, the Company recognizes the related compensation expense over the requisite service period (or to an employee’s qualified retirement date, if earlier) using a graded vesting methodology. RSUs are also granted outside of LTIPs, with or without performance-based vesting requirements.

The number of the Company's non-vested RSUs as of December 31, 2015, and changes during the year ended December 31, 2015, are presented below:

	Number of Shares	Weighted Average Grant Date Fair Value
Non-vested RSUs as of January 1, 2015	786,797	$29.17
Granted	565,370	$38.35
Vested	(427,569)	$22.75
Forfeited	(33,159)	$35.19
Non-vested RSUs as of December 31, 2015	891,439	$37.85

The above table only includes earned RSUs; therefore, the Performance-RSUs granted in 2015 but not yet earned are not included. The number of Performance-RSUs granted at target in 2015, net of forfeitures, was 242,390 units with a grant date fair value of $38.48 per unit. The weighted average grant date fair value of the RSUs granted was $38.35,

$31.87, and $31.72 for the years ended December 31, 2015, 2014, and 2013 respectively. The total fair value of RSUs that vested during the years ended December 31, 2015, 2014, and 2013 was $9.7 million, $6.9 million, and $7.1 million, respectively. Compensation expense associated with all RSUs totaled $18.6 million, $14.6 million, and $8.1 million during 2015, 2014, and 2013, respectively. The unrecognized compensation expense associated with all RSU grants was $11.2 million as of December 31, 2015, which will be recognized using a graded vesting schedule for Performance-RSUs and a straight-line vesting schedule for Time-RSUs, over a remaining weighted average vesting period of approximately 2 years

Options. The number of the Company's outstanding stock options as of December 31, 2015, and changes during the year ended December 31, 2015, are presented below:

	Number of Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value (in thousands)	Weighted Average Remaining Contractual Term
Options outstanding as of January 1, 2015	183,367	$10.33
Exercised	(105,466)	$10.50
Forfeited	—	$—
Options outstanding as of December 31, 2015	77,901	$10.11	$1,833	1.76	years

Options vested and exercisable as of December 31, 2015	77,901	$10.11	$1,833	1.76	years

Options exercised during the years ended December 31, 2015, 2014, and 2013 had a total intrinsic value of $2.7 million, $2.8 million, and $6.7 million, respectively, which resulted in estimated tax benefits to the Company of $0.9 million, $0.9 million, and $2.3 million, respectively. The cash received by the Company as a result of option exercises was $1.1 million, $0.8 million, and $2.6 million for the years ended December 31, 2015, 2014, and 2013, respectively.

Fair Value Assumptions.  The Company utilizes the Black-Scholes option-pricing model to value options, which requires the input of certain subjective assumptions, including the expected life of the options, a risk-free interest rate, a dividend rate, an estimated forfeiture rate, and the future volatility of the Company’s common equity. These assumptions are based on management’s best estimate at the time of grant. There have been no options granted since 2010.

As of December 31, 2015, the Company had no unrecognized compensation expense associated with outstanding options and all remaining outstanding options became fully vested during 2015.  Compensation expense recognized related to stock options totaled $0.01 million and $0.1 million for the years ended December 31, 2014 and 2013, respectively. There was no compensation expense recognized in 2015 related to stock options.

(4) Earnings per Share

The Company reports its earnings per share under the two-class method. Under this method, potentially dilutive securities are excluded from the calculation of diluted earnings per share (as well as their related impact on the net income available to common stockholders) when their impact on net income available to common stockholders is anti-dilutive. Potentially dilutive securities for the years ended December 31, 2015, 2014, and 2013 included all outstanding stock options and shares of restricted stock, which were included in the calculation of diluted earnings per share for these periods. The potentially dilutive effect of outstanding warrants and the underlying shares exercisable under the Company’s Convertible Notes were excluded from diluted shares outstanding for the years ended December 31, 2015, 2014, and 2013 because the exercise price exceeded the average market price of the Company’s common stock. The effect of the note hedge the Company purchased to offset the underlying conversion option embedded in its Convertible Notes was also excluded, as the effect is anti-dilutive.

The shares of restricted stock issued by the Company have a non-forfeitable right to cash dividends, if and when declared by the Company. Accordingly, restricted shares are considered to be participating securities and, as such, the Company has allocated the undistributed earnings for the years ended December 31, 2015, 2014, and 2013 among the Company's outstanding shares of common stock and issued but unvested restricted shares, as follows:

Earnings per Share (in thousands, excluding share and per share amounts):

	2015
	Income	Weighted Average Shares Outstanding	Earnings Per Share
Basic:
Net income attributable to controlling interests and available to common stockholders	$67,080
Less: Undistributed earnings allocated to unvested restricted shares	(94)
Net income available to common stockholders	$66,986	44,796,701	$1.50

Diluted:
Effect of dilutive securities:
Add: Undistributed earnings allocated to restricted shares	$94
Stock options added to the denominator under the treasury stock method		63,657
RSUs added to the denominator under the treasury stock method		508,329
Less: Undistributed earnings reallocated to restricted shares	(93)
Net income available to common stockholders and assumed conversions	$66,987	45,368,687	$1.48

	2014			2013
	Income	Weighted Average Shares Outstanding	Earnings Per Share	Income	Weighted Average Shares Outstanding	Earnings Per Share
Basic:
Net income attributable to controlling interests and available to common stockholders	$37,140			$23,816
Less: Undistributed earnings allocated to unvested restricted shares	(126)			(672)
Net income available to common stockholders	$37,014	44,338,408	$0.83	$23,144	44,371,313	$0.52

Diluted:
Effect of dilutive securities:
Add: Undistributed earnings allocated to restricted shares	$126			$672
Stock options added to the denominator under the treasury stock method		117,777			206,322
RSUs added to the denominator under the treasury stock method		411,119
Less: Undistributed earnings reallocated to restricted shares	(125)			(669)
Net income available to common stockholders and assumed conversions	$37,015	44,867,304	$0.82	$23,147	44,577,635	$0.52

The computation of diluted earnings per share excluded potentially dilutive common shares related to restricted stock of 31,005 shares, 59,301 shares, and 516,127 shares for the years ended December 31, 2015, 2014, and 2013, respectively, because the effect of including these shares in the computation would have been anti-dilutive.

(5) Related Party Transactions

Board members. Dennis Lynch, a member of the Company’s Board of Directors, is a member of the Board of Directors for Fiserv, Inc. (“Fiserv”). Additionally, Jorge Diaz, also a member of the Company’s Board of Directors, is the Division

President and Chief Executive Officer of Fiserv Output Solutions, a division of Fiserv. During the years ended December 31, 2015, 2014, and 2013, Fiserv provided the Company with third-party services during the normal course of business, including transaction processing, network hosting, network sponsorship, and cash management. The amounts paid to Fiserv in each of these years is immaterial.

BANSI, S.A. Institución de Banca Multiple (“Bansi”). Bansi, an entity that owns a noncontrolling interest in the Company’s subsidiary, Cardtronics Mexico, provides various ATM management services to Cardtronics Mexico in the normal course of business, including serving as one of the vault cash providers and bank sponsors, as well as providing other miscellaneous services. The amounts paid to Bansi for each of the years ended December 31, 2015, 2014, and 2013 were immaterial.

(6) Property and Equipment, Net

The following is a summary of the components of property and equipment as of December 31, 2015 and 2014:

	2015	2014
	(In thousands)
ATM equipment and related costs	$588,488	$512,001
Technology assets	83,716	71,399
Office furniture, fixtures, and other	64,006	89,696
Total	736,210	673,096
Less accumulated depreciation	(360,722)	(337,301)
Net property and equipment	$375,488	$335,795

The property and equipment balances include deployments in process, as discussed in Note 1(i). Property and Equipment, Net, of $43.6 million and $16.4 million as of December 31, 2015 and 2014, respectively.

(7) Intangible Assets

Intangible Assets with Indefinite Lives

The following table presents the net carrying amount of the Company’s intangible assets with indefinite lives as of December 31, 2015 and 2014, as well as the changes in the net carrying amounts for the years ended December 31, 2015 and 2014 by segment:

	Goodwill
	North America (1)	Europe (2)	Total
	(In thousands)
Balance as of January 1, 2014
Gross balance	$291,731	$162,763	$454,494
Accumulated impairment loss	—	(50,003)	(50,003)
	$291,731	$112,760	$404,491

Acquisitions	108,932	15,461	124,393
Purchase price adjustments	(1,493)	(7,779)	(9,272)
Foreign currency translation adjustments	(193)	(7,456)	(7,649)

Balance as of December 31, 2014:
Gross balance	$398,977	$162,989	$561,966
Accumulated impairment loss	—	(50,003)	(50,003)
	$398,977	$112,986	$511,963

Acquisitions	52,719	—	52,719
Divestitures	—	(13,995)	(13,995)
Purchase price adjustments	1,051	1,204	2,255
Foreign currency translation adjustments	(438)	(3,568)	(4,006)

Balance as of December 31, 2015:
Gross balance	$452,309	$146,630	$598,939
Accumulated impairment loss	—	(50,003)	(50,003)
	$452,309	$96,627	$548,936

(1)	The North America segment is comprised of the Company’s ATM operations in the U.S., Canada, Mexico, and Puerto Rico.
(2)	The Europe segment is comprised of the Company’s ATM operations in the U.K., Germany, Poland, and its ATM advertising business.

	Trade Name: indefinite-lived
	North America (1)	Europe (2)	Corporate & Other (3)	Total
	(In thousands)
Balance as of January 1, 2014	$200	$560	$—	$760
Foreign currency translation adjustments	—	(32)	—	(32)
Balance as of December 31, 2014	$200	$528	$—	$728
Acquisitions	—	—	1,615	1,615
Foreign currency translation adjustments	—	(27)	—	(27)
Balance as of December 31, 2015	$200	$501	$1,615	$2,316

(1)	The North America segment is comprised of the Company’s ATM operations in the U.S., Canada, Mexico, and Puerto Rico.
(2)	The Europe segment is comprised of the Company’s ATM operations in the U.K., Germany, Poland, and its ATM adversiting business.
(3)	The Corporate & Other segment is comprised of the Company’s transaction processing activities and the Company's corporate general and administrative functions.

Intangible Assets with Definite Lives

The following is a summary of the Company’s intangible assets that were subject to amortization:

	December 31, 2015			December 31, 2014
	Gross		Net	Gross		Net
	Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying
	Amount	Amortization	Amount	Amount	Amortization	Amount
	(In thousands)			(In thousands)
Customer and branding contracts/relationships	$350,211	$(219,498)	$130,713	$338,830	$(186,185)	$152,645
Deferred financing costs	16,521	(8,009)	8,512	16,127	(5,851)	10,276
Non-compete agreements	4,454	(3,935)	519	4,568	(3,374)	1,194
Technology	10,751	(3,750)	7,001	2,803	(2,025)	778
Trade name: definite-lived	11,646	(2,859)	8,787	13,702	(1,783)	11,919
Total	$393,583	$(238,051)	$155,532	$376,030	$(199,218)	$176,812

The majority of the Company’s intangible assets with definite lives are being amortized over the assets’ estimated useful lives utilizing the straight-line method. Estimated useful lives range from four to ten years for customer and branding contracts/relationships, two to ten years for exclusive license agreements, one to five years for non-compete agreements, and one to fifteen years for finite-lived trade names. The estimated useful life for acquired technology is three years. Deferred financing costs are amortized through interest expense over the contractual term of the underlying borrowings utilizing the effective interest method. The Company periodically reviews the estimated useful lives of its identifiable intangible assets, taking into consideration any events or circumstances that might result in a reduction in fair value or a revision of those estimated useful lives.

Amortization of definite-lived intangible assets is recorded in the Amortization of intangible assets line item in the Consolidated Statements of Operations, including any impairment charges, except for deferred financing costs and certain exclusive license agreements. Amortization of deferred financing costs is combined with the amortization of note discount and is recorded in the Amortization of deferred financing costs and note discount line item in the Consolidated Statements of Operations. Certain exclusive license agreements that were effectively prepayments of merchant fees were amortized through the cost of ATM operating revenues line item in the Consolidated Statements of Operations during the years ended December 31, 2015, 2014, and 2013 totaled $5.9 million, $3.9 million, and $4.0 million, respectively. The Company recorded approximately $1.3 million in additional amortization expense during the year ended December 31, 2014 related to impairment of a previously acquired merchant contract/relationship intangible asset associated with its North America reporting segment.

The components of intangible assets acquired during the year ended December 31, 2015 were as follows:

	Amount Acquired in 2015	Weighted Average Amortization Period
	(In thousands)
Customer and branding contracts/relationships	$16,866	5.3	years
Technology	7,800	8.0	years
Trade name: indefinite-lived	1,700	10.0	years
Total	$26,366

Estimated amortization for the Company’s intangible assets with definite lives for each of the next five years, and thereafter is as follows (in thousands):

2016	$37,692
2017	33,156
2018	28,176
2019	24,475
2020	16,729
Thereafter	15,304
Total	$155,532

(8) Prepaid Expenses, Deferred Costs, and Other Assets

The following is a summary of prepaid expenses, deferred costs, and other assets as of December 31, 2015 and 2014:

	2015	2014
	(In thousands)
Prepaid Expenses, Deferred Costs, and Other Current Assets:
Prepaid expenses	$25,999	$27,406
Deferred costs and other current assets	30,679	7,102
Total	$56,678	$34,508

Prepaid Expenses, Deferred Costs, and Other Noncurrent Assets:
Prepaid expenses	$17,567	$21,158
Deferred costs and other noncurrent assets	1,690	1,442
Total	$19,257	$22,600

As of December 31, 2015, the Company’s Prepaid expenses, deferred costs, and other assets largely consisted of merchant prepayments and prepaid taxes, amounts recoverable from our merchant customers, settlement receivables, and other items. The year-over-year increase in the Deferred costs and other current assets line item is attributable to the recognition of property taxes recoverable from our merchant customers.

(9) Accrued Liabilities

Accrued liabilities consisted of the following as of December 31, 2015 and 2014:

	2015	2014
	(In thousands)
Accrued merchant settlement (1)	$60,218	$9,869
Accrued merchant fees	43,005	39,473
Accrued taxes	29,372	14,623
Accrued compensation	15,929	18,050
Accrued cash management fees	8,780	8,235
Accrued maintenance	8,012	8,945
Accrued processing costs	7,636	1,957
Accrued purchases	7,222	10,001
Accrued interest	6,094	6,128
Accrued armored	5,922	4,876
Accrued interest on interest rate swaps	2,708	3,001
Accrued telecommunications costs	1,772	2,613
Deferred acquisition purchase price (2)	—	20,580
Other accrued expenses	22,388	31,615
Total	$219,058	$179,966

(1)

The increase in accrued merchant settlement from December 31, 2014, is largely attributable to settlement amounts owed to merchants associated with the CDS processing business that was acquired on July 1, 2015.

(2)	This category represents purchase price consideration on the Sunwin acquisition that was paid in 2015.

(10) Long-Term Debt

The carrying value of the Company's long-term debt consisted of the following as of December 31, 2015 and 2014:

	2015	2014
	(In thousands)
Revolving credit facility, including swingline credit facility (weighted average combined interest rate of 2.0% and 2.2% as of December 31, 2015 and December 31, 2014, respectively)	$90,835	$137,292
5.125% Senior notes due August 2022	250,000	250,000
1.00% Convertible senior notes due December 2020, net of discount	234,564	225,370
Other	—	35
Total	575,399	612,697
Less: current portion	—	35
Total long-term debt, excluding current portion	$575,399	$612,662

Revolving Credit Facility

On May 26, 2015, the Company entered into a second amendment (the “Second Amendment”) to its amended and restated credit agreement (the “Credit Agreement”). The Credit Agreement provides for a $375.0 million revolving credit facility and includes an accordion feature that will allow the Company to increase the available borrowings under the revolving credit facility to $500.0 million, subject to the approval of one or more existing lenders or one or more lenders that become party to the Credit Agreement. Under the Second Amendment, a new $75.0 million tranche (the “European Commitments”) was created under which Cardtronics Europe, a subsidiary of the Company, can borrow directly from the existing lenders in different currencies. The Second Amendment provides for sub-limits under the European Commitments of $15.0 million for swingline loans and $15.0 million for letters of credit. In addition, the Second Amendment reduces the commitments of the lending parties to make loans to the Company (the “U.S. Commitments”) from $375.0 million to $300.0 million and reduced the alternative currency sub-limit to $75.0 million, from $125.0 million under the Credit

Agreement. The letter of credit sub-limit and the swingline sub-limit under the U.S. Commitments remain at $30.0 million and $25.0 million, respectively, under the Second Amendment. The Credit Agreement expires in April 2019.

Borrowings (not including swingline loans and alternative currency loans) under the revolving credit facility accrue interest at the Company’s option at either the Alternate Base Rate (as defined in the Credit Agreement) or the Adjusted LIBO Rate (as defined in the Credit Agreement) plus a margin depending on the Company’s most recent Total Net Leverage Ratio (as defined in the Credit Agreement). The margin for Alternative Base Rate loans varies between 0% to 1.25% and the margin for Adjusted LIBO Rate loans varies between 1.00% to 2.25%. Swingline loans denominated in U.S. dollars bear interest at the Alternate Base Rate plus a margin as described above and swingline loans denominated in alternative currencies bear interest at the Overnight LIBO Rate (as defined in the Credit Agreement) plus the applicable margin for the Adjusted LIBO Rate. The alternative currency loans bear interest at the Adjusted LIBO Rate for the relevant currency as described above. Substantially all of the Company’s domestic assets, including the stock of its wholly-owned domestic subsidiaries and 66.0% of the stock of the Company’s first-tier foreign subsidiaries, are pledged as collateral to secure borrowings made under the revolving credit facility. Furthermore, each of the Company’s material wholly-owned domestic subsidiaries has guaranteed the full and punctual payment of the obligations under the revolving credit facility. The European Commitments are also secured by the assets of the Company’s foreign subsidiaries, which do not guarantee the obligations of the Company’s domestic subsidiaries. There are currently no restrictions on the ability of the Company’s subsidiaries to declare and pay dividends to the Company.

The Credit Agreement contains representations, warranties and covenants that are customary for similar credit arrangements, including, among other things, covenants relating to: (i) financial reporting and notification, (ii) payment of obligations, (iii) compliance with applicable laws, and (iv) notification of certain events. Financial covenants in the Credit Agreement require the Company to maintain: (i) as of the last day of any fiscal quarter, a Senior Secured Net Leverage Ratio (as defined in the Credit Agreement) of no more than 2.25 to 1.00, (ii) as of the last day of any fiscal quarter, a Total Net Leverage Ratio of no more than 4.00 to 1.00, and (iii) as of the last day of any fiscal quarter, a Fixed Charge Coverage Ratio (as defined in the Credit Agreement) of no less than 1.50 to 1.0. Additionally, the Company is limited on the amount of restricted payments, including dividends, which it can make pursuant to the terms of the Credit Agreement; however, the Company may generally make restricted payments so long as no event of default exists at the time of such payment and the total net leverage ratio is less than 3.0 to 1.0 at the time such restricted payment is made.

As of December 31, 2015, the Company was in compliance with all applicable covenants and ratios under the Credit Agreement.

As of December 31, 2015, the Company’s outstanding balance on the revolving credit facility was $90.8 million, of which $71.0 million was outstanding under the U.S. Commitments and $19.8 million was outstanding under the European Commitments. The available borrowing capacity under the revolving credit facility totaled $284.2 million, of which $229.0 million is available to the U.S. and $55.2 million is available to Cardtronics Europe.

$200.0 Million 8.25% Senior Subordinated Notes Due 2018

During the year ended December 31, 2014, the Company repurchased $20.6 million of its 8.25% senior subordinated notes due 2018 (the “2018 Notes”) in the open market. In addition, the Company received tenders and consents from the holders of $64.0 million of the 2018 Notes pursuant to a cash tender offer. Pursuant to the terms of the indenture governing the 2018 Notes, the Company redeemed the remaining $115.4 million of 2018 Notes outstanding on September 2, 2014 at a price of 104.125% and retired all of the outstanding 2018 Notes.

In connection with the early extinguishment of the 2018 Notes, the Company recorded a $3.9 million pre-tax charge during the year ended December 31, 2014 to write off the unamortized deferred financing costs associated with the 2018 Notes, which is included in the Amortization of deferred financing costs and note discount line item in the accompanying Consolidated Statements of Operations. Additionally, the Company recorded a $9.1 million pre-tax charge related to the premium paid for the redemption, which is included in the Redemption costs for early extinguishment of debt line item in the accompanying Consolidated Statements of Operations in the year ended December 31, 2014.

$250.0 Million 5.125% Senior Notes Due 2022

 On July 28, 2014, in a private placement offering, the Company issued $250.0 million in aggregate principal amount of 5.125% senior notes due 2022 (the “2022 Notes”) pursuant to an indenture dated July 28, 2014 (the “Indenture”) among the Company, its subsidiary guarantors (the “Guarantors”) and Wells Fargo Bank, National Association, as trustee. Interest on the 2022 Notes is payable semi-annually in cash in arrears on February 1 and August 1 of each year, and commenced on February 1, 2015. The net proceeds from the 2022 Notes were used to repurchase and redeem all of the outstanding 2018 Notes (as discussed above) and for general corporate purposes.

The 2022 Notes and Guarantees (as defined in the Indenture) rank: (i) equally in right of payment with all of the Company’s and the Guarantors’ existing and future senior indebtedness, (ii) effectively junior to secured debt to the extent of the collateral securing such debt, including debt under the Company’s revolving credit facility, and (iii) structurally junior to existing and future indebtedness of the Company’s non-guarantor subsidiaries. The 2022 Notes and Guarantees rank senior in right of payment to any of the Company’s and the Guarantors’ existing and future subordinated indebtedness.

The 2022 Notes contain covenants that, among other things, limit the Company’s ability and the ability of certain of its restricted subsidiaries to incur or guarantee additional indebtedness, make certain investments or pay dividends or distributions on the Company’s capital stock or repurchase capital stock or make certain other restricted payments, consolidate or merge with or into other companies, conduct asset sales, restrict dividends or other payments by restricted subsidiaries, engage in transactions with affiliates or related persons, and create liens.

Obligations under its 2022 Notes are fully and unconditionally and jointly and severally guaranteed on a senior unsecured basis by the Company’s current 100% owned domestic subsidiaries and certain of the Company’s future domestic subsidiaries, with the exception of the Company’s immaterial subsidiaries. There are no significant restrictions on the ability of the Company to obtain funds from the Guarantors by dividend or loan. None of the Guarantors’ assets represent restricted assets pursuant to Rule 4-08(e)(3) of Regulation S-X. The 2022 Notes include registration rights and as required under the terms of the Notes, the Company completed an exchange offer for these Notes in June 2015 whereby participating holders received registered Notes.

The 2022 Notes are subject to certain automatic customary releases, including the sale, disposition, or transfer of the capital stock or substantially all of the assets of a Guarantor, designation of a Guarantor as unrestricted in accordance with the Indenture, exercise of the legal defeasance option or the covenant defeasance option, liquidation or dissolution of the Guarantor and a Guarantor ceasing to both guarantee other Company debt and to be an obligor under the revolving credit facility. The Guarantors may not sell or otherwise dispose of all or substantially all of their properties or assets to, or consolidate with or merge into, another company if such a sale would cause a default under the Indenture.

$287.5 Million 1.00% Convertible Senior Notes Due 2020 and Related Equity Instruments

On November 19, 2013, the Company issued the Convertible Notes at par value. The Company also granted to the initial purchasers the option to purchase, during the 13 day period following the issuance of the notes, up to an additional $37.5 million of Convertible Notes (the “Over-allotment Option”). The initial purchasers exercised the Over-allotment Option on November 21, 2013. The Company received $254.2 million in net proceeds from the offering after deducting underwriting fees paid to the initial purchasers and a repurchase of 665,994 shares of its outstanding common stock concurrent with the offering. The Company used a portion of the net proceeds from the offering to fund the net cost of the convertible note hedge transaction, as described below. The convertible note hedge and warrant transactions were entered into with the initial purchasers on November 19, 2013, concurrent with the pricing of the Convertible Notes, and on November 21, 2013, concurrent with the exercise of the Over-allotment Option. The Company pays interest semi-annually (payable in arrears) on June 1st and December 1st of each year. Under U.S. GAAP, certain convertible debt instruments that may be settled in cash (or other assets) upon conversion are required to be separately accounted for as liability (debt) and equity (conversion option) components of the instrument in a manner that reflects the issuer’s non-convertible debt borrowing rate. The Company, with assistance from a valuation professional, determined that the fair value of the debt component was $215.8 million and the fair value of the embedded option was $71.7 million as of the issuance date. The Company recognizes effective interest expense on the debt component and that interest expense effectively accretes the debt component to the total principal amount due at maturity of $287.5 million. The effective rate of interest to accrete the debt balance is approximately 5.26%, which corresponded to the Company’s estimated conventional debt instrument borrowing rate at the date of issuance.

The Convertible Notes have an initial conversion price of $52.35 per share, which equals an initial conversion rate of 19.1022 shares of common stock per $1,000 principal amount of notes, for a total of approximately 5.5 million shares of our common stock initially underlying the debt. The conversion rate, however, is subject to adjustment under certain circumstances. Conversion can occur: (i) any time on or after September 1, 2020, (ii) after March 31, 2014, during any calendar quarter that follows a calendar quarter in which the price of the Company’s common stock exceeds 135% of the conversion price for at least 20 days during the 30 consecutive trading-day period ending on the last trading day of the quarter, (iii) during the ten consecutive trading-day period following any five consecutive trading-day period in which the trading price of the Convertible Notes is less than 98% of the closing price of the Company’s common stock multiplied by the applicable conversion rate on each such trading day, (iv) upon specified distributions to the Company’s shareholders upon recapitalizations, reclassifications or changes in stock, and (v) upon a make-whole fundamental change. A fundamental change is defined as any one of the following: (i) any person or group that acquires 50.0% or more of the total voting power of all classes of common equity that is entitled to vote generally in the election of the Company’s directors, (ii) the Company engages in any recapitalization, reclassification or changes of common stock as a result of which the common stock would be converted into or exchanged for, stock, other securities, or other assets or property, (iii) the Company engages in any share exchange, consolidation or merger where the common stock is converted into cash, securities or other property, (iv) the Company engages in any sales, lease or other transfer of all or substantially all of the consolidated assets, or (v) the Company’s stock is not listed for trading on any U.S. national securities exchange.

As of December 31, 2015, none of the contingent conversion thresholds described above were met in order for the Convertible Notes to be convertible at the option of the note holders. As a result, the Convertible Notes have been classified in the Noncurrent liability line item on the Company’s Consolidated Balance Sheets at December 31, 2015. In future financial reporting periods, the classification of the Convertible Notes may change depending on whether any of the above contingent criteria have been subsequently satisfied.

Upon conversion, holders of the Convertible Notes are entitled to receive cash, shares of the Company’s common stock or a combination of cash and common stock, at the Company’s election. In the event of a change in control, as defined in the indenture under which the Convertible Notes have been issued, holders can require the Company to purchase all or a portion of their Convertible Notes for 100% of the notes' par value plus any accrued and unpaid interest.

Interest expense related to the Convertible Notes consisted of the following for the year ended December 31, 2015, 2014, and 2013:

	2015	2014	2013
	(In thousands)
Cash interest per contractual coupon rate	$2,875	$2,875	$288
Amortization of note discount	9,194	8,724	848
Amortization of deferred financing costs	559	518	48
Total interest expense related to Convertible Notes	$12,628	$12,117	$1,184

The carrying value of the Convertible Notes consisted of the following as of December 31, 2015 and 2014:

	2015	2014
	(In thousands)
Principal balance	$287,500	$287,500
Discount, net of accumulated amortization	(52,936)	(62,130)
Net carrying amount of Convertible Notes	$234,564	$225,370

In connection with the issuance of the Convertible Notes, the Company entered into separate convertible note hedge and warrant transactions with certain of the initial purchasers to reduce the potential dilutive impact upon the conversion of the Convertible Notes. The net effect of these transactions effectively raised the price at which dilution would occur from the $52.35 initial conversion price of the Convertible Notes to $73.29. Pursuant to the convertible note hedge, the

Company purchased call options granting the Company the right to acquire up to approximately 5.5 million shares of its common stock with an initial strike price of $52.35. The call options automatically become exercisable upon conversion of the Convertible Notes, and will terminate on the second scheduled trading day immediately preceding December 1, 2020. The Company also sold to the initial purchasers warrants to acquire up to approximately 5.5 million shares of its common stock with a strike price of $73.29. The warrants will expire incrementally on a series of expiration dates subsequent to the maturity date of the Convertible Notes through August 30, 2021. If the conversion price of the Convertible Notes remains between the strike prices of the call options and warrants, the Company’s shareholders will not experience any dilution in connection with the conversion of the Convertible Notes; however, to the extent that the price of the Company’s common stock exceeds the strike price of the warrants on any or all of the series of related expiration dates of the warrants, the Company would be required to issue additional shares of its common stock to the warrant holders. The amounts allocated to both the note hedge and warrants were recorded in Stockholders’ equity in the accompanying Consolidated Balance Sheets.

Debt Maturities

Aggregate maturities of the principal amounts of the Company’s long-term debt as of December 31, 2015, were as follows (in thousands) for the years indicated:

2016	$—
2017	—
2018	—
2019	—
2020	378,335
Thereafter	250,000
Total	$628,335

(11) Asset Retirement Obligations

Asset retirement obligations consist primarily of costs to deinstall the Company's ATMs and restore the ATM sites to their original condition, which are estimated based on current market rates. In most cases, the Company is contractually required to perform this deinstallation and in some cases, site restoration work. For each group of similar ATM type, the Company has recognized the estimated fair value of the asset retirement obligation as a liability on its balance sheet and capitalized that cost as part of the cost basis of the related asset. The related assets are depreciated on a straight-line basis over five years, which is the estimated average time period that an ATM is installed in a location before being deinstalled, and the related liabilities are accreted to their full value over the same period of time. During the year ended December 31, 2015, the Company revised certain estimated future liabilities to account for recent cost estimate changes, minor changes in practices for administering deinstall costs, and actual experience. The changes in estimated future costs were recorded as a reduction in the carrying amount of the remaining unamortized asset and will primarily reduce the Company’s depreciation and accretion expense amounts prospectively. Where there was no net book value of related assets remaining, the Company reduced its depreciation and accretion expense by approximately $1.4 million in 2015 related to this change in estimate.

The following table is a summary of the changes in the Company’s asset retirement obligation liability for the years ended December 31, 2015 and 2014:

	2015	2014
	(In thousands)
Asset retirement obligation as of beginning of the period	$55,136	$63,831
Additional obligations	7,660	8,373
Estimated obligations assumed in acquisition	—	6,097
Purchase price adjustment	—	(6,653)
Accretion expense	2,210	2,559
Change in estimates	(4,878)	(13,534)
Payments	(3,499)	(3,702)
Foreign currency translation adjustments	(1,902)	(1,835)
Total asset retirement obligation at end of period	54,727	55,136
Less: current portion	3,042	3,097
Asset retirement obligation, excluding current portion	$51,685	$52,039

See Note 16. Fair Value Measurements for additional disclosures on the Company's asset retirement obligations with respect to its fair value measurements.

(12) Other Liabilities

The following is a summary of the components of the Company’s other liabilities as of December 31, 2015 and 2014:

	2015	2014
	(In thousands)
Current Portion of Other Long-Term Liabilities:
Interest rate swaps	$23,327	$29,147
Obligations associated with acquired unfavorable contracts	656	284
Deferred revenue	2,313	1,731
Asset retirement obligations	3,042	3,097
Other	3,394	678
Total	$32,732	$34,937

Other Long-Term Liabilities:
Interest rate swaps	$21,872	$25,847
Obligations associated with acquired unfavorable contracts	882	2,271
Deferred revenue	1,217	935
Other	6,686	8,663
Total	$30,657	$37,716

See Note 15. Derivative Financial Instruments for additional information on the Company's interest rate swaps.

(13) Stockholders’ Equity

Common and Preferred Stock. The Company is authorized to issue 125,000,000 shares of common stock, of which 44,953,620 and 44,562,122 shares were outstanding as of December 31, 2015 and 2014, respectively. Additionally, the Company is authorized to issue 10,000,000 shares of preferred stock, of which no shares were outstanding as of December 31, 2015 and 2014.

Additional Paid-In Capital. Included in the balance of Additional paid-in capital are amounts related to the Convertible Notes issued in November 2013 and the related equity instruments. These amounts include: (i) the fair value of the embedded option of the Convertible Notes for $52.9 million, (ii) the amount paid to purchase the associated convertible note hedges for $72.6 million, (iii) the amount received for selling associated warrants for $40.5 million, and (iv) $1.6 million in debt issuance costs allocated to the equity component of the convertible note. See Note 10. Long-Term Debt for additional information on the Convertible Notes and the related equity instruments.

Accumulated Other Comprehensive Loss, Net. Accumulated other comprehensive loss, net, is displayed as a separate component of Stockholders' equity in the accompanying Consolidated Balance Sheets. The following table presents the changes in the balances of each component of accumulated other comprehensive loss, net for the years ended December 31, 2015, 2014, and 2013:

	Foreign currency translation adjustments		Unrealized (losses) gains on interest rate swap contracts		Total
	(In thousands)
Total accumulated other comprehensive loss, net as of January 1, 2013	$(24,634)		$(80,451)	(1)	$(105,085)
Other comprehensive income before reclassification	6,198		62	(2)	6,260
Amounts reclassified from accumulated other comprehensive loss, net	—		25,871	(2)	25,871
Net current period other comprehensive income	6,198		25,933		32,131
Total accumulated other comprehensive loss, net as of December 31, 2013	$(18,436)		$(54,518)	(1)	$(72,954)
Other comprehensive loss before reclassification	(16,273)		(29,239)	(3)	(45,512)
Amounts reclassified from accumulated other comprehensive loss, net	—		35,459	(3)	35,459
Net current period other comprehensive (loss) income	(16,273)		6,220		(10,053)
Total accumulated other comprehensive loss, net as of December 31, 2014	$(34,709)		$(48,298)	(1)	$(83,007)
Other comprehensive loss before reclassification	(11,177)		(28,173)	(4)	(39,350)
Amounts reclassified from accumulated other comprehensive income, net	—		34,231	(4)	34,231
Net current period other comprehensive (loss) income	(11,177)		6,058		(5,119)
Total accumulated other comprehensive loss, net as of December 31, 2015	$(45,886)	(5)	$(42,240)	(1)	$(88,126)

(1)	Net of deferred income tax benefit of $27,413 as of January 1, 2013, and $10,829, $6,701, and $2,959 as of December 31, 2013, 2014, and 2015, respectively.
(2)

Net of deferred income tax expense of $40 and $16,544 for Other comprehensive income before reclassification and Amounts reclassified from accumulated other comprehensive income, net, respectively, for the year ended December 31, 2013. See Note 15. Derivative Financial Instruments.

(3)

Net of deferred income tax (benefit) expense of $(19,405) and $23,533 for Other comprehensive income before reclassification and Amounts reclassified from accumulated other comprehensive income, net, respectively, for the year ended December 31, 2014. See Note 15. Derivative Financial Instruments.

(4)

Net of deferred income tax (benefit) expense of $(17,402) and $21,143 for Other comprehensive income before reclassification and Amounts reclassified from accumulated other comprehensive income, net, respectively, for the year ended December 31, 2015. See Note 15. Derivative Financial Instruments.

(5)	Net of income tax benefit of $1,565 as of December 31, 2015.

The Company records unrealized gains and losses related to its interest rate swaps net of estimated taxes in the Accumulated other comprehensive loss, net, line item within Stockholders' equity in the accompanying Consolidated Balance Sheets since it is more likely than not that the Company will be able to realize the benefits associated with its net deferred tax asset positions in the future. The amounts reclassified from Accumulated other comprehensive loss, net, are recognized in Cost of ATM operating revenues line item in the accompanying Consolidated Statements of Operations.

The Company has elected the portfolio approach for the deferred tax asset of the unrealized losses related to the interest rate swaps in the Accumulated other comprehensive income, net line item on the accompanying Consolidated Balance Sheets. Under the portfolio approach, the disproportionate tax effect created when the valuation allowance was appropriately released as a tax benefit into continuing operations in 2010, will reverse out of other comprehensive income and into continuing operations as a tax expense when the Company ceases to hold any interest rate swaps. As of December 31, 2015, the disproportionate tax effect is approximately $14.4 million.

The Company currently believes that the unremitted earnings of its foreign subsidiaries will be reinvested for an indefinite period of time. Accordingly, no deferred taxes have been provided for the differences between the Company's book basis and underlying tax basis in these subsidiaries or on the foreign currency translation adjustment amounts.

(14) Employee Benefits

The Company sponsors defined contribution retirement plans for its employees, the principal plan being the 401(k) plan which is offered to its employees in the U.S. During 2015, the Company matched 100% of employee contributions up to 3.0% of the employee’s eligible compensation. Employees immediately vest in their contributions while the Company’s matching contributions vest at a rate of 20.0% per year. The Company also sponsors a similar plan for its employees in the U.K. The Company contributed $2.4 million, $1.3 million, and $0.7 million to the defined contribution benefit plans for the years ended December 31, 2015, 2014, and 2013, respectively.

(15) Derivative Financial Instruments

Cash Flow Hedging Strategy

The Company is exposed to certain risks relating to its ongoing business operations, including interest rate risk associated with its vault cash rental obligations and, to a lesser extent, borrowings under its revolving credit facility. The Company is also exposed to foreign currency exchange rate risk with respect to its investments in its foreign subsidiaries. While the Company does not currently utilize derivative instruments to hedge its foreign currency exchange rate risk, it does utilize interest rate swap contracts to manage the interest rate risk associated with its vault cash rental obligations in the U.S. The Company does not currently utilize any derivative instruments to manage the interest rate risk associated with its vault cash outstanding in any of the other international subsidiaries, nor does it utilize derivative instruments to manage the interest rate risk associated with borrowings outstanding under its revolving credit facility.

The interest rate swap contracts entered into with respect to the Company's vault cash rental obligations serve to mitigate the Company's exposure to interest rate risk by converting a portion of the Company's monthly floating rate vault cash rental obligations to a fixed rate. The Company has contracts in varying notional amounts through December 31, 2020 for the Company's U.S. vault cash rental obligations. By converting such amounts to a fixed rate, the impact of future interest rate changes (both favorable and unfavorable) on the Company's monthly vault cash rental expense amounts has been reduced. The interest rate swap contracts typically involve the receipt of floating rate amounts from the Company's counterparties that match, in all material respects, the floating rate amounts required to be paid by the Company to its vault cash providers for the portions of the Company's outstanding vault cash obligations that have been hedged. In return, the Company typically pays the interest rate swap counterparties a fixed rate amount per month based on the same notional amounts outstanding. At no point is there an exchange of the underlying principal or notional amounts associated with the interest rate swaps. Additionally, none of the Company's existing interest rate swap contracts contain credit-risk-related contingent features.

For each derivative instrument that is designated and qualifies as a cash flow hedge (i.e., hedging the exposure to variability in expected future cash flows attributable to a particular risk), the effective portion of the gain or loss on the derivative instrument is reported as a component of Other comprehensive income (loss), net (“OCI”) and reclassified into earnings in the same line item associated with the forecasted transaction and in the same period or periods during which the hedge transaction affects earnings. Gains and losses on the derivative instrument representing either hedge ineffectiveness or hedge components that are excluded from the assessment of effectiveness are recognized in earnings. However, because the Company currently only utilizes fixed-for-floating interest rate swaps in which the underlying pricing terms agree, in all material respects, with the pricing terms of the Company’s vault cash rental obligations, the amount of ineffectiveness associated with such interest rate swap contracts has historically been immaterial. For derivative instruments not designated as hedging instruments, the gain or loss is recognized in the Consolidated Statements of Operations during the current period.

During the year ended December 31, 2015, the Company added new forward-starting interest rate swaps in the aggregate notional amount of $600.0 million that begin in 2019 and terminate in 2020 to extend the hedging program related to interest rate exposure on vault cash. The notional amounts, weighted average fixed rates, and terms associated with all of the Company's interest rate swap contracts accounted for as cash flow hedges that are currently in place (as of the date of the issuance of these financial statements) are as follows:

Notional Amounts	Weighted Average Fixed Rate	Term
(In millions)
$1,300	2.74%	January 1, 2016 – December 31, 2016
$1,000	2.53%	January 1, 2017 – December 31, 2017
$750	2.54%	January 1, 2018 – December 31, 2018
$600	2.42%	January 1, 2019 – December 31, 2019
$600	2.42%	January 1, 2020 – December 31, 2020

Accounting Policy

The Company recognizes all of its derivative instruments as either assets or liabilities in the accompanying Consolidated Balance Sheets at fair value. The accounting for changes in the fair value (e.g., gains or losses) of those derivative instruments depends on: (i) whether these instruments have been designated (and qualify) as part of a hedging relationship and (ii) the type of hedging relationship actually designated. For derivative instruments that are designated and qualify as hedging instruments, the Company designates the hedging instrument, based upon the exposure being hedged, as a cash flow hedge, a fair value hedge, or a hedge of a net investment in a foreign operation.

The Company has designated all of its interest rate swap contracts as cash flow hedges of the Company’s forecasted vault cash rental obligations. Accordingly, changes in the fair values of the related interest rate swap contracts have been reported in the Accumulated other comprehensive loss, net line item within Stockholders’ equity in the accompanying Consolidated Balance Sheets.

The Company believes that it is more likely than not that it will be able to realize the benefits associated with its domestic net deferred tax asset positions in the future. Therefore, the Company records the unrealized losses related to its domestic interest rate swaps net of estimated tax benefits in the Accumulated other comprehensive loss, net line item within Stockholders' equity in the accompanying Consolidated Balance Sheets.

Tabular Disclosures

The following tables depict the effects of the use of the Company's derivative contracts on its Consolidated Balance Sheets and Consolidated Statements of Operations.

Balance Sheet Data

	December 31, 2015		December 31, 2014
Liability Derivative Instruments	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
		(In thousands)		(In thousands)
Derivatives Designated as Hedging Instruments:
Interest rate swap contracts	Current portion of other long-term liabilities	$23,327	Current portion of other long-term liabilities	$29,147
Interest rate swap contracts	Other long-term liabilities	21,872	Other long-term liabilities	25,847
Total Derivatives		$45,199		$54,994

Statements of Operations Data

	Year Ended December 31,
Derivatives in Cash Flow Hedging Relationship	Amount of Loss Recognized in OCI on Derivative Instruments (Effective Portion)		Location of Loss Reclassed from Accumulated OCI Into Income (Effective Portion)	Amount of Loss Reclassified from Accumulated OCI into Income (Effective Portion)
	2015	2014		2015	2014
	(In thousands)			(In thousands)
Interest rate swap contracts	$(28,173)	$(29,239)	Cost of ATM operating revenues	$(34,231)	$(35,459)

The Company does not currently have any derivative instruments that have been designated as fair value or net investment hedges. The Company has not historically, and does not currently anticipate terminating its existing derivative instruments prior to their expiration dates. If the Company concludes that it is no longer probable that the anticipated future vault cash rental obligations that have been hedged will occur, or if changes are made to the underlying terms and conditions of the Company's vault cash rental agreements, thus creating some amount of ineffectiveness associated with the Company's current interest rate swap contracts, any resulting gains or losses will be recognized within the Other expense (income) line item in the Company's Consolidated Statements of Operations.

As of December 31, 2015, the Company expected to reclassify $23.3 million of net derivative-related losses contained within accumulated OCI into earnings during the next twelve months concurrent with the recording of the related vault cash rental expense amounts.

See Note 16. Fair Value Measurements for additional disclosures on the Company's interest rate swap contracts in respect to its fair value measurements.

(16) Fair Value Measurements

The following table provides the assets and liabilities carried at fair value measured on a recurring basis as of December 31, 2015 and 2014 using the fair value hierarchy prescribed by U.S. GAAP. The fair value hierarchy has three levels based on the reliability of the inputs used to determine fair value. Level 1 refers to fair values determined based on quoted prices in active markets for identical assets. Level 2 refers to fair values estimated using significant other observable inputs, and Level 3 includes fair values estimated using significant non-observable inputs. An asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.

	Fair Value Measurements at December 31, 2015
	Total	Level 1	Level 2	Level 3
	(In thousands)
Liabilities
Liabilities associated with interest rate swaps	$45,199	$—	$45,199	$—

	Fair Value Measurements at December 31, 2014
	Total	Level 1	Level 2	Level 3
	(In thousands)
Liabilities
Liabilities associated with interest rate swaps	$54,994	$—	$54,994	$—

Additions to asset retirement obligation liability. The Company estimates the fair value of additions to its asset retirement obligation liability using expected future cash outflows discounted at the Company’s credit-adjusted risk-free interest rate. Liabilities added to the Asset retirement obligations line item in the accompanying Consolidated Balance Sheets are measured at fair value at the time of the asset installations using Level 3 inputs, and are only reevaluated periodically based on estimated current fair value. Amounts added to the asset retirement obligation liability during the years ended December 31, 2015 and 2014 totaled $7.7 million and $14.5 million, respectively. The increase in 2014 relates to the acquisitions during the period.

Below are descriptions of the Company's valuation methodologies for assets and liabilities measured at fair value. The methods described below may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Company believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

Cash and cash equivalents, accounts and notes receivable, net of the allowance for doubtful accounts, other current assets, accounts payable, accrued expenses, and other current liabilities. These financial instruments are not carried at fair value, but are carried at amounts that approximate fair value due to their short-term nature and generally negligible credit risk.

Acquisition-related intangible assets. The estimated fair values of acquisition-related intangible assets are valued based on a discounted cash flows analysis using significant non-observable inputs (Level 3 inputs). The Company tests intangible assets for impairment on a quarterly basis by measuring the related carrying amounts against the estimated undiscounted future cash flows associated with the related contract or portfolio of contracts.

Interest rate swaps. The fair value of the Company's interest rate swaps was a liability of $45.2 million as of December 31, 2015. These financial instruments are carried at fair value, calculated as the present value of amounts estimated to be received or paid to a marketplace participant in a selling transaction. These derivatives are valued using pricing models based on significant other observable inputs (Level 2 inputs), while taking into account the creditworthiness of the party that is in the liability position with respect to each trade. See Note 15. Derivative Financial Instruments for additional disclosures on the valuation process of this liability.

Acquisition and divestiture-related contingent consideration. Liabilities from acquisition and divestiture-related contingent consideration are estimated by the Company using a discounted cash flow model. Acquisition and divestiture-related contingent consideration liabilities are classified as Level 3 liabilities, because the Company uses unobservable inputs to value them, based on its best estimate of operational results upon which the payment of these obligations are contingent.

Long-term debt. The carrying amount of the long-term debt balance related to borrowings under the Company's revolving credit facility approximates fair value due to the fact that any borrowings are subject to short-term floating interest rates. As of December 31, 2015, the fair value of the Company's 2022 Notes and 2020 Convertible Notes (see Note 10. Long-Term Debt) totaled $246.4 million and $269.5 million, respectively, based on the quoted market price (Level 1 input) for these notes as of that date.

(17) Commitments and Contingencies

Legal Matters

The Company is subject to various legal proceedings and claims arising in the ordinary course of its business. The Company has provided reserves where necessary for all claims and the Company’s management does not expect the outcome in any legal proceedings, individually or collectively, to have a material adverse impact on the Company’s financial condition or results of operations. Additionally, the Company currently expenses all legal costs as they are incurred.

Operating Lease Obligations

The Company was a party to several operating leases as of December 31, 2015, primarily for office space and the rental of space at certain merchant locations.

Future minimum lease payments under the Company’s operating and merchant space leases (with initial lease terms in excess of one year) as of December 31, 2015 were as follows for each of the five years indicated and in the aggregate thereafter (amounts in thousands):

2016	$14,269
2017	9,255
2018	7,433
2019	5,219
2020	3,203
Thereafter	10,361
Total minimum lease payments	$49,740

Total rental expense under the Company’s operating leases, net of sublease income, was $14.1 million, $9.7 million, and $7.2 million for the years ended December 31, 2015, 2014, and 2013, respectively.

Other Commitments

Asset Retirement Obligations. The Company's asset retirement obligations consist primarily of deinstallation costs of the ATM and costs to restore the ATM site to its original condition. In most cases, the Company is legally required to perform this deinstallation and restoration work. The Company had $54.7 million accrued for these liabilities as of December 31, 2015. For additional information, see Note 11. Asset Retirement Obligations.

Purchase commitments. As of December 31, 2015, the Company had entered into an agreement to purchase $6.1 million of ATMs and equipment for its North America segment and $3.6 million of ATMs and equipment for its Europe segment during 2016. Other material commitments as of December 31, 2015 included $4.5 million in minimum payments for certain gateway and processing fees over the next three years for its Corporate & Other segment.

(18) Income Taxes

The Company’s income from operations before taxes consisted of the following for the years ended December 31, 2015, 2014, and 2013:

	2015	2014	2013
	(In thousands)
U.S.	$80,318	$64,047	$78,114
Foreign	25,005	(679)	(15,449)
Total pre-tax book income	$105,323	$63,368	$62,665

Income tax expense based on the Company’s income before income taxes consisted of the following for the years ended December 31, 2015, 2014, and 2013:

	2015	2014	2013
	(In thousands)
Current:
U.S. federal	$19,590	$19,033	$26,766
State and local	4,495	3,554	5,503
Foreign	4,264	2,549	1,216
Total current	$28,349	$25,136	$33,485
Deferred:
U.S. federal	$6,890	$1,639	$11,648
State and local	1,226	795	(1,901)
Foreign	2,877	604	(1,214)
Total deferred	10,993	3,038	8,533
Total income tax expense	$39,342	$28,174	$42,018

Income tax expense differs from amounts computed by applying the U.S. federal statutory tax rate to income before taxes as follows for the years ended December 31, 2015, 2014, and 2013:

	2015	2014	2013
	(In thousands)
Income tax expense, at the statutory rate of 35.0%	$36,863	$22,179	$21,932
Provision to return and deferred tax adjustments	145	1,705	(1,637)
State tax, net of federal benefit	3,504	2,717	2,275
Permanent adjustments	1,810	173	(115)
Foreign subsidiary tax rate differences	(5,035)	(985)	1,252
Impact of entity restructuring	—	—	15,501
Gain on divestiture	3,465	—	—
Other	(773)	338	(6)
Subtotal	39,979	26,127	39,202
Change in valuation allowance	(637)	2,047	2,816
Total income tax expense	$39,342	$28,174	$42,018

Income tax expense for the year ended December 31, 2015 relates primarily to consolidated income generated from the Company’s U.S. and U.K. operations. The increase in income tax expense compared to the prior year, is primarily related to an overall increase in earnings, as well as the divestiture of the Company’s retail-cash-in-transit operation in the U.K.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2015 and 2014 were as follows:

	2015	2014
	(In thousands)
Current deferred tax assets:
Reserve for receivables	$411	$267
Accrued liabilities and inventory reserves	6,019	6,746
Net operating loss carryforward	—	4,566
Unrealized losses on interest rate swap contracts	8,971	11,365
Other	1,043	1,503
Subtotal	16,444	24,447
Valuation allowance	(100)	(144)
Current deferred tax assets	16,344	24,303
Noncurrent deferred tax assets:
Net operating loss carryforward	17,282	15,326
Unrealized loss on interest rate swap contracts	8,411	10,078
Stock-based compensation	10,755	8,057
Asset retirement obligations	3,042	2,757
Tangible and intangible assets	17,322	26,107
Deferred revenue	434	497
Other	5,593	4,536
Subtotal	62,839	67,358
Valuation allowance	(12,221)	(13,580)
Noncurrent deferred tax assets	50,618	53,778
Noncurrent deferred tax liabilities:
Tangible and intangible assets	(60,418)	(59,035)
Asset retirement obligations	(123)	(173)
Noncurrent deferred tax liabilities	(60,541)	(59,208)

Net deferred tax asset	$6,421	$18,873

We assess our deferred tax asset valuation allowances at the end of each reporting period. The determination of whether a valuation allowance for deferred tax assets is needed is subject to considerable judgment and requires an evaluation of all available positive and negative evidence. Based on the assessment at December 31, 2015, and the weight of all available evidence, we concluded that maintaining the deferred tax asset valuation allowance for certain of our entities was appropriate, as we currently believe that it is more likely than not that these tax assets will not be realized. However, with increased recent profitability and increasing visibility into projected profitability in the U.K., we believe it is possible that the valuation allowance associated with certain U.K. entities could be reduced or removed in future periods.

The deferred tax benefits associated with the Company’s net unrealized losses on derivative instruments have been reflected within the Accumulated other comprehensive loss, net, line item in the accompanying Consolidated Balance Sheets.

As of December 31, 2015, the Company had $8.3 million in U.S. federal net operating loss carryforwards that will begin expiring in 2021, $57.1 million in net operating loss carryforwards in the U.K. not subject to expiration, and $11.5 million in net operating loss carryforwards in Mexico that will begin expiring in 2016. The deferred tax benefits associated with such carryforwards in Mexico, to the extent they are not offset by deferred tax liabilities, have been fully reserved for through a valuation allowance.

The Company files U.S., state, and foreign income tax returns in jurisdictions with varying statutes of limitations. With few exceptions, the Company is not subject to income tax examination by tax authorities for years before 2011.

The Company currently believes that the unremitted earnings of its foreign subsidiaries of approximately $15.3 million will be indefinitely reinvested in the corresponding country of origin, and therefore, has not recognized deferred tax liabilities of $2.7 million as of December 31, 2015.

(19) Concentration Risk

Significant Supplier. For the years ended December 31, 2015 and 2014, the Company’s U.S., U.K., and Canada operations purchased equipment from one supplier that accounted for 45.0% and 61.6%, respectively, of the Company’s total ATM purchases for those years.

Significant Vendors. The Company obtains the cash to fill a substantial portion of its domestic Company-owned ATMs, and, in some cases, merchant-owned and managed services ATMs, from Bank of America, N.A. (“Bank of America”), Elan Financial Services (“Elan”) (a division of U.S. Bancorp), and Wells Fargo, N.A. (“Wells Fargo”). For the quarter ended December 31, 2015, the Company had an average of $2.1 billion in cash in its domestic ATMs, of which 38.3% was provided by Elan, 28.6% was provided by Wells Fargo, and 19.1% was provided by Bank of America. The Company’s existing vault cash rental agreements expire at various times through June 2020. However, each provider has the right to demand the return of all or any portion of its cash at any time upon the occurrence of certain events beyond the Company’s control, including certain bankruptcy events of the Company or its subsidiaries, or a breach of the terms of the Company’s cash provider agreements. Other key terms of the agreements include the requirement that the cash providers provide written notice of their intent not to renew. Such notice provisions typically require a minimum of 180 to 360 days’ notice prior to the actual termination date. If such notice is not received, then the contracts will typically automatically renew for an additional one-year period. Additionally, the Company’s contract with one of its vault cash providers contains a provision that allows the provider to modify the pricing terms contained within the agreement at any time with 60 days prior written notice. However, in the event both parties do not agree to the pricing modifications, then either party may provide 180 days prior written notice of its intent to terminate.

In addition to the above, the Company had concentration risks in significant vendors for the provision of on-site maintenance services and armored courier services in the U.S. for the years ended December 31, 2015 and 2014.

Significant Customers. For the years ended December 31, 2015 and 2014, the Company derived 37% and 31.4%, respectively, of its revenues from ATMs placed at the locations of its five largest merchants. The Company’s top five merchants (based on its pro forma total revenues) were 7-Eleven, Inc. (“7-Eleven”), CVS Caremark Corporation (“CVS”), Co-op Food, Walgreens Boots Alliance, Inc. (“Walgreens”), and Speedway LLC (“Speedway”) for the year ended

December 31, 2015 and were 7-Eleven, CVS, Walgreens, Speedway, and The Pantry, Inc. (“Pantry”) for the year ended December 31, 2014. Pantry continues to be a significant customer but was supplanted in the top five by Co-op Food. Pro forma total revenues are the Company’s actual total revenues for 2015 and the pro forma effect of the acquisitions completed in each period. 7-Eleven in the U.S., which represents the single largest merchant customer in the Company’s portfolio, comprised approximately 18% and 17.5% of the Company’s pro forma total revenues for the years ended December 31, 2015 and 2014, respectively. The next four largest merchant customers together comprised approximately 19% of our pro forma total revenues. Accordingly, a significant percentage of the Company’s future revenues and operating income will be dependent upon the successful continuation of its relationship with these merchants.

In July 2015, the Company received notification from 7-Eleven that they do not intend on renewing the ATM placement agreement with the Company upon expiration. The existing agreement between the Company and 7-Eleven remains in effect until mid-2017, and calls for a transition period that, at 7-Eleven’s request, could extend the Company’s contract in part for up to six months.

(20) Segment Information

The Company's operations have been organized into the following segments: North America, Europe, and Corporate & Other. The Company's ATM operations in the U.S., Canada, Mexico, and Puerto Rico are included in its North America segment. The Company’s ATM operations in the U.K., Germany, Poland, and its ATM adversiting business (i-design) are included in its Europe segment. The Company’s transaction processing operations, which service its North American and European operations along with external customers, and the Company’s corporate general and administrative functions comprise the Corporate & Other segment. In 2016, the Company reorganized its operations and created the Corporate & Other segment to separately present transaction processing operations from its primary ATM operations and present the corporate general and administrative functions separate from the North America segment. Additionally, the ATM advertising business (i-design) was previously included within the North America segment and due to organizational changes, is now a part of the Europe segment. While both regional reporting segments provide similar kiosk-based and/or ATM-related services, each of the regional segments is managed separately and requires different marketing and business strategies. Similarly, the transaction processing and corporate general and administrative functions are also managed separately. Segment information presented for prior periods has been revised to reflect this change in segments.

Management uses Adjusted EBITDA and Adjusted EBITA along with U.S. GAAP-based measures, to assess the operating results and effectiveness of its segments. Management believes Adjusted EBITDA and Adjusted EBITA are useful measures because they allow management to more effectively evaluate operating performance and compare its results of operations from period to period without regard to financing method or capital structure. Additionally, Adjusted EBITDA and Adjusted EBITA do not reflect acquisition and divestiture-related costs and the Company's obligations for the payment of income taxes, gain or loss on disposal of assets, interest expense, certain other non-operating and nonrecurring items or other obligations such as capital expenditures. Additionally, Adjusted EBITDA excludes depreciation and accretion expense.

Adjusted EBITDA and Adjusted EBITA, as defined by the Company, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with U.S. GAAP. In evaluating the Company's performance as measured by Adjusted EBITDA and Adjusted EBITA, management recognizes and considers the limitations of these measurements. Accordingly, Adjusted EBITDA and Adjusted EBITA are only two of the measurements that management utilizes. Therefore, Adjusted EBITDA and Adjusted EBITA should not be considered in isolation or as a substitute for operating income, net income, cash flows from operating, investing, financing activities, or other income or cash flow statement data prepared in accordance with U.S. GAAP.

Below is a reconciliation of Adjusted EBITDA and Adjusted EBITA to net income attributable to controlling interests for the years ended December 31, 2015, 2014, and 2013:

	2015	2014	2013
	(In thousands)
Adjusted EBITA	$211,779	$179,622	$151,985
Add back:
Depreciation and accretion expense (1)	84,608	74,314	66,857
Adjusted EBITDA	$296,387	$253,936	$218,842
Less:
(Gain) loss on disposal of assets	(14,010)	3,224	2,790
Other expense (income)	3,780	(1,616)	(3,150)
Noncontrolling interests (2)	(996)	(1,745)	(2,399)
Stock-based compensation expense (1)	19,421	16,432	12,290
Acquisition and divestiture-related expenses (3)	27,127	18,050	15,400
Other adjustments to cost of ATM operating revenues (4)	—	—	8,670
Other adjustments to selling, general, and administrative expenses (5)	—	—	505
EBITDA	$261,065	$219,591	$184,736
Less:
Interest expense, net, including amortization of deferred financing costs and note discount	30,814	33,812	23,086
Redemption costs for early extinguishment of debt	—	9,075	—
Income tax expense	39,342	28,174	42,018
Depreciation and accretion expense	85,030	75,622	68,480
Amortization of intangible assets	38,799	35,768	27,336
Net income attributable to controlling interests and available to common stockholders	$67,080	$37,140	$23,816

(1)

Amounts exclude a portion of the expense incurred by Cardtronics Mexico to account for the amounts allocable to the noncontrolling interest stockholders. In December 2015, the Company increased its ownership interest in its Mexico subsidiary.

(2)

Noncontrolling interest adjustment made such that Adjusted EBITDA includes only the Company’s ownership interest in the Adjusted EBITDA of its Mexico subsidiary. In December 2015, the Company increased its ownership interest in its Mexico subsidiary from 51.0% to 95.7%.

(3)

Acquisition and divestiture-related expenses include nonrecurring costs incurred for professional and legal fees and certain transition and integration-related costs, including contract termination and facility exit costs, employee-related severance costs, and related to our recent divestitures, excess operating costs associated with facilities that are in the process of being shut down or transitioned.

(4)	Adjustment to cost of ATM operating revenues for the year ended December 31, 2013 is related to a nonrecurring charge for retroactive property taxes on certain ATM locations in the U.K.
(5)	Adjustment to selling, general, and administrative expenses represents nonrecurring severance related costs associated with management of the Company’s U.K. operation.

The following tables reflect certain financial information for each of the Company's reporting segments for the years ended December 31, 2015, 2014, and 2013:

	Year Ended December 31, 2015
	North America	Europe	Corporate & Other	Eliminations/ Adjustments	Total
	(In thousands)
Revenue from external customers	$813,146	$376,226	$10,929	$—	$1,200,301
Intersegment revenues	—	1,187	22,241	(23,428)	—
Cost of revenues	521,818	259,889	24,658	(23,428)	782,937
Selling, general, and administrative expenses	59,697	32,410	48,394	—	140,501
Acquisition and divestiture-related expenses	4,213	22,259	655	—	27,127
Loss (gain) on disposal of assets	2,089	(16,099)	—	—	(14,010)

Adjusted EBITDA	225,989	85,126	(14,795)	67	296,387

Depreciation and accretion expense	46,386	34,134	4,510	—	85,030
Adjusted EBITA	179,603	50,992	(19,306)	490	211,779

Capital expenditures (1)	$83,369	$51,857	$7,123	$—	$142,349

	Year Ended December 31, 2014
	North America	Europe	Corporate & Other	Eliminations/ Adjustments	Total
	(In thousands)
Revenue from external customers	$762,664	$292,157	$—	$—	$1,054,821
Intersegment revenues	—	1,509	18,207	(19,716)	—
Cost of revenues	501,377	207,213	15,174	(19,716)	704,048
Selling, general, and administrative expenses	51,594	21,795	40,081	—	113,470
Acquisition and divestiture-related expenses	2,623	14,714	713	—	18,050
Loss on disposal of assets	2,138	1,086	—	—	3,224

Adjusted EBITDA	209,743	64,618	(20,603)	178	253,936

Depreciation and accretion expense	45,956	27,546	2,175	(55)	75,622
Adjusted EBITA	163,788	37,072	(22,778)	1,540	179,622

Capital expenditures (1)	$56,999	$46,252	$6,678	$(20)	$109,909

	Year Ended December 31, 2013
	North America	Europe	Corporate & Other	Eliminations/ Adjustments	Total
	(In thousands)
Revenue from external customers	$698,038	$178,448	$—	$—	$876,486
Intersegment revenues	—	—	16,622	(16,622)	—
Cost of revenues	455,304	140,812	15,793	(16,622)	595,287
Selling, general, and administrative expenses	40,716	13,575	30,301	—	84,592
Acquisition and divestiture-related expenses	2,499	7,333	5,568	—	15,400
Loss (gain) on disposal of assets	2,913	(123)	—	—	2,790

Adjusted EBITDA	202,151	33,174	(17,219)	736	218,842

Depreciation and accretion expense	45,065	22,448	1,047	(80)	68,480
Adjusted EBITA	157,088	10,726	(18,266)	2,437	151,985

Capital expenditures (1)	$52,301	$21,745	$3,156	$(49)	$77,153

(1)

Capital expenditure amounts include payments made for exclusive license agreements, site acquisition costs, and other intangible assets. Additionally, capital expenditure amounts for Mexico (included in the North America segment) are reflected gross of any noncontrolling interest amounts.

Identifiable Assets:

	Year ended December 31,
	2015	2014	2013
	(In thousands)
North America	$870,854	$809,821	$681,353
Europe	382,920	397,780	341,618
Corporate & Other	73,229	48,189	33,232
Total	$1,327,003	$1,255,790	$1,056,203

(21) Supplemental Guarantor Financial Information

The 2022 Notes are fully and unconditionally guaranteed, subject to certain customary release provisions, on a joint and several basis by certain wholly-owned domestic subsidiaries. The guarantees of the 2022 Notes by any Guarantor are subject to automatic and customary releases upon: (i) the sale or disposition of all or substantially all of the assets of the Guarantor, (ii) the disposition of sufficient capital stock of the Guarantor so that it no longer qualifies under the Indenture as a restricted subsidiary of the Company, (iii) the designation of the Guarantor as unrestricted in accordance with the Indenture, (iv) the legal or covenant defeasance of the notes or the satisfaction and discharge of the Indenture; (v) the liquidation or dissolution of the Guarantor, or (vi) provided the Guarantor is not wholly-owned by the Company, its ceasing to guarantee other debt of the Company or another Guarantor. A Guarantor may not sell or otherwise dispose of all or substantially all of its properties or assets to, or consolidate with or merge with or into, another company (other than the Company or another Guarantor), unless no default under the Indenture exists and either the successor to the Guarantor assumes its guarantee of the 2022 Notes or the disposition, consolidation, or merger complies with the “Asset Sales” covenant in the Indenture.

The following information sets forth the Condensed Consolidating Statements of Comprehensive Income and Condensed Consolidated Statements of Cash Flows for the years ended December 31, 2015, 2014, and 2013 and the Condensed Consolidating Balance Sheets as of December 31, 2015 and 2014 of: (i) Cardtronics, Inc., the parent company and issuer of the 2022 Notes (“Parent”), (ii) the Guarantors, and (iii) the Non-Guarantors:

Condensed Consolidating Statements of Comprehensive Income

	Year Ended December 31, 2015
	Parent	Guarantors	Non-Guarantors	Eliminations	Total
	(In thousands)
Revenues	$—	$783,219	$429,592	$(12,510)	$1,200,301
Operating costs and expenses	4,945	675,054	392,492	(12,107)	1,060,384
Operating (loss) income	(4,945)	108,165	37,100	(403)	139,917
Interest expense, net, including amortization of deferred financing costs and note discount	22,633	5,589	2,592	—	30,814
Equity in (earnings) losses of subsidiaries	(83,112)	20,510	—	62,602	—
Other (income) expense, net	(177)	(4,064)	8,007	14	3,780
Income (loss) before income taxes	55,711	86,130	26,501	(63,019)	105,323
Income tax (benefit) expense	(10,687)	42,888	7,141	—	39,342
Net income (loss)	66,398	43,242	19,360	(63,019)	65,981
Net loss attributable to noncontrolling interests	—	—	—	(1,099)	(1,099)
Net income (loss) attributable to controlling interests and available to common stockholders	66,398	43,242	19,360	(61,920)	67,080
Other comprehensive (loss) income attributable to controlling interests	(10,404)	14,672	(9,387)	(661)	(5,780)
Comprehensive income (loss) attributable to controlling interests	$55,994	$57,914	$9,973	$(62,581)	$61,300

	Year Ended December 31, 2014
	Parent	Guarantors	Non-Guarantors	Eliminations	Total
	(In thousands)
Revenues	$—	$731,618	$334,360	$(11,157)	$1,054,821
Operating costs and expenses	16,606	619,644	325,164	(11,232)	950,182
Operating (loss) income	(16,606)	111,974	9,196	75	104,639
Interest expense, net, including amortization of deferred financing costs and note discount	21,749	10,352	1,711	—	33,812
Redemption costs for early extinguishment of debt	9,075	—	—	—	9,075
Equity in (earnings) losses of subsidiaries	(61,342)	(553)	—	61,895	—
Other (income) expense, net	(3,807)	(6,060)	8,638	(387)	(1,616)
Income (loss) before income taxes	17,719	108,235	(1,153)	(61,433)	63,368
Income tax (benefit) expense	(17,013)	42,033	3,154	—	28,174
Net income (loss)	34,732	66,202	(4,307)	(61,433)	35,194
Net loss attributable to noncontrolling interests	—	—	—	(1,946)	(1,946)
Net income (loss) attributable to controlling interests and available to common stockholders	34,732	66,202	(4,307)	(59,487)	37,140
Other comprehensive (loss) income attributable to controlling interests	(4,582)	9,933	(15,404)	41	(10,012)
Comprehensive income (loss) attributable to controlling interests	$30,150	$76,135	$(19,711)	$(59,446)	$27,128

	Year Ended December 31, 2013
	Parent	Guarantors	Non-Guarantors	Eliminations	Total
	(In thousands)
Revenues	$—	$665,709	$219,559	$(8,782)	$876,486
Operating costs and expenses	12,583	554,235	235,429	(8,362)	793,885
Operating (loss) income	(12,583)	111,474	(15,870)	(420)	82,601
Interest expense, net, including amortization of deferred financing costs and note discount	10,357	11,137	1,592	—	23,086
Equity in (earnings) losses of subsidiaries	(87,874)	6,499	—	81,375	—
Other expense (income), net	5,453	(3,519)	(5,084)	—	(3,150)
Income (loss) before income taxes	59,481	97,357	(12,378)	(81,795)	62,665
Income tax expense	38,414	3,603	1	—	42,018
Net income (loss)	21,067	93,754	(12,379)	(81,795)	20,647
Net loss attributable to noncontrolling interests	—	—	—	(3,169)	(3,169)
Net income (loss) attributable to controlling interests and available to common stockholders	21,067	93,754	(12,379)	(78,626)	23,816
Other comprehensive (loss) income attributable to controlling interests	(11,151)	39,646	3,636	(35)	32,096
Comprehensive income (loss) attributable to controlling interests	$9,916	$133,400	$(8,743)	$(78,661)	$55,912

Condensed Consolidating Balance Sheets

	As of December 31, 2015
	Parent	Guarantors	Non-Guarantors	Eliminations	Total
	(In thousands)
Assets
Cash and cash equivalents	$782	$6,201	$19,314	$—	$26,297
Accounts and notes receivable, net	—	41,809	30,200	—	72,009
Current portion of deferred tax asset, net	—	16,169	131	—	16,300
Other current assets	1,878	47,398	49,642	—	98,918
Total current assets	2,660	111,577	99,287	—	213,524
Property and equipment, net	—	231,969	143,912	(393)	375,488
Intangible assets, net	8,463	106,864	42,521	—	157,848
Goodwill	—	449,658	99,278	—	548,936
Investments in and advances to subsidiaries	628,652	284,153	—	(912,805)	—
Intercompany receivable	407,697	197,276	6,217	(611,190)	—
Deferred tax asset, net	—	—	11,950	—	11,950
Prepaid expenses, deferred costs, and other noncurrent assets	200	6,863	12,194	—	19,257
Total assets	$1,047,672	$1,388,360	$415,359	$(1,524,388)	$1,327,003
Liabilities and Stockholders' Equity
Current portion of other long-term liabilities	—	30,552	2,180	—	32,732
Accounts payable and accrued liabilities	12,109	198,996	33,803	—	244,908
Total current liabilities	12,109	229,548	35,983	—	277,640
Long-term debt	555,564	—	19,835	—	575,399
Intercompany payable	110,006	236,283	264,901	(611,190)	—
Asset retirement obligations	—	25,360	26,325	—	51,685
Deferred tax liability, net	—	19,884	1,945	—	21,829
Other long-term liabilities	200	28,751	1,706	—	30,657
Total liabilities	677,879	539,826	350,695	(611,190)	957,210
Stockholders' equity	369,793	848,534	64,664	(913,198)	369,793
Total liabilities and stockholders' equity	$1,047,672	$1,388,360	$415,359	$(1,524,388)	$1,327,003

	As of December 31, 2014
	Parent	Guarantors	Non-Guarantors	Eliminations	Total
	(In thousands)
Assets
Cash and cash equivalents	$—	$9,391	$22,484	$—	$31,875
Accounts and notes receivable, net	—	43,588	36,733	—	80,321
Current portion of deferred tax asset, net	16,522	2,973	4,808	—	24,303
Other current assets	5,299	23,260	32,347	—	60,906
Total current assets	21,821	79,212	96,372	—	197,405
Property and equipment, net	—	201,864	133,931	—	335,795
Intangible assets, net	10,207	109,170	58,163	—	177,540
Goodwill	835	395,878	115,250	—	511,963
Investments in and advances to subsidiaries	538,890	297,095	—	(835,985)	—
Intercompany receivable	354,266	101,737	466	(456,469)	—
Deferred tax asset, net	—	—	10,487	—	10,487
Prepaid expenses, deferred costs, and other noncurrent assets	—	4,860	17,740	—	22,600
Total assets	$926,019	$1,189,816	$432,409	$(1,292,454)	$1,255,790
Liabilities and Stockholders' Equity
Current portion of long-term debt	$—	$—	$35	$—	$35
Current portion of other long-term liabilities	—	33,154	1,783	—	34,937
Accounts payable and accrued liabilities	13,773	104,870	97,307	—	215,950
Total current liabilities	13,773	138,024	99,125	—	250,922
Long-term debt	612,662	—	—	—	612,662
Intercompany payable	—	375,372	133,508	(508,880)	—
Asset retirement obligations	—	27,456	24,583	—	52,039
Deferred tax liability, net	13,049	185	2,682	—	15,916
Other long-term liabilities	—	37,716	—	—	37,716
Total liabilities	639,484	578,753	259,898	(508,880)	969,255
Stockholders' equity	286,535	611,063	172,511	(783,574)	286,535
Total liabilities and stockholders' equity	$926,019	$1,189,816	$432,409	$(1,292,454)	$1,255,790

Condensed Consolidated Statement of Cash Flows

	Year Ended December 31, 2015
	Parent	Guarantors	Non-Guarantors	Eliminations	Total
	(In thousands)
Net cash (used in) provided by operating activities	$(12,180)	$163,004	$105,359	$370	$256,553
Additions to property and equipment	—	(81,051)	(56,841)	(370)	(138,262)
Payments for exclusive license agreements, site acquisition costs, and other intangible assets	—	(3,890)	(197)	—	(4,087)
Funding of intercompany notes payable, net	—	(750)	750	—	—
Acquisitions, net of cash acquired	—	(80,503)	(23,371)	—	(103,874)
Proceeds from sale of assets and businesses	—	—	36,661	—	36,661
Net cash (used in) investing activities	—	(166,194)	(42,998)	(370)	(209,562)
Proceeds from borrowings under revolving credit facility	379,400	—	73,270	—	452,670
Repayments of borrowings under revolving credit facility	(446,085)	—	(53,466)	—	(499,551)
Repayments of intercompany notes payable	81,286	—	(81,286)	—	—
Proceeds from exercises of stock options	1,107	—	—	—	1,107
Excess tax benefit from stock-based compensation expense	1,985	—	—	—	1,985
Repurchase of capital stock	(4,731)	—	—	—	(4,731)
Net cash provided by (used in) financing activities	12,962	—	(61,482)	—	(48,520)
Effect of exchange rate changes on cash	—	—	(4,049)	—	(4,049)
Net increase (decrease) in cash and cash equivalents	782	(3,190)	(3,170)	—	(5,578)
Cash and cash equivalents as of beginning of period	—	9,391	22,484	—	31,875
Cash and cash equivalents as of end of period	$782	$6,201	$19,314	$—	$26,297

	Year Ended December 31, 2014
	Parent	Guarantors	Non-Guarantors	Eliminations	Total
	(In thousands)
Net cash provided by operating activities	$1,463	$123,255	$63,855	$(20)	$188,553
Additions to property and equipment	—	(57,434)	(50,566)	—	(108,000)
Payments for exclusive license agreements, site acquisition costs, and other intangible assets	—	—	(1,909)	—	(1,909)
Intercompany fixed asset mark-up	—	—	(20)	20	—
Investment in subsidiary	(51,110)	(51,110)	—	102,220	—
Funding of intercompany notes payable, net	(51,803)	—	—	51,803	—
Acquisitions, net of cash acquired	—	(165,433)	(61,539)	—	(226,972)
Net cash used in investing activities	(102,913)	(273,977)	(114,034)	154,043	(336,881)
Proceeds from borrowings of long-term debt	250,000	—	—	—	250,000
Repayment of long-term debt	(200,000)	—	—	—	(200,000)
Proceeds of borrowings under revolving credit facility	127,657	—	—	—	127,657
Repayments of borrowings under credit facility	(60,266)	(4)	(1,269)	—	(61,539)
Funding of intercompany notes payable, net	—	35,829	15,974	(51,803)	—
Debt issuance, modification, and redemption costs	(14,746)	—	—	—	(14,746)
Payment of contingent consideration	—	(201)	(316)	—	(517)
Proceeds from exercises of stock options	810	—	—	—	810
Excess tax benefit from stock-based compensation expense	4,739	—	—	—	4,739
Repurchase of capital stock	(7,156)	—	—	—	(7,156)
Issuance of capital stock	—	51,110	51,110	(102,220)	—
Net cash provided by financing activities	101,038	86,734	65,499	(154,023)	99,248
Effect of exchange rate changes on cash	—	—	(5,984)	—	(5,984)
Net (decrease) increase in cash and cash equivalents	(412)	(63,988)	9,336	—	(55,064)
Cash and cash equivalents as of beginning of period	412	73,379	13,148	—	86,939
Cash and cash equivalents as of end of period	$—	$9,391	$22,484	$—	$31,875

	Year Ended December 31, 2013
	Parent	Guarantors	Non-Guarantors	Eliminations	Total
	(In thousands)
Net cash (used in) provided by operating activities	$(39,202)	$193,206	$29,602	$(49)	$183,557
Additions to property and equipment	—	(50,414)	(21,148)	—	(71,562)
Payments for exclusive license agreements, site acquisition costs, and other intangible assets	—	(2,609)	(2,982)	—	(5,591)
Intercompany fixed asset mark-up	—	—	(49)	49	—
Investment in subsidiary	(80,680)	(131,668)	—	212,348	—
Funding of intercompany notes payable, net	(36,963)	32,166	—	4,797	—
Acquisitions, net of cash acquired	—	(19,997)	(169,590)	—	(189,587)
Net cash used in investing activities	(117,643)	(172,522)	(193,769)	217,194	(266,740)
Proceeds from borrowings of long-term debt	287,500	—	—	—	287,500
Proceeds from borrowings under revolving credit facility	311,277	—	—	—	311,277
Repayments of borrowings under revolving credit facility	(396,153)	(11)	(1,503)	—	(397,667)
Proceeds from issuance of warrants	40,509	—	—	—	40,509
Purchase of convertible note hedges	(72,565)	—	—	—	(72,565)
Funding of intercompany notes payable, net	—	(38,171)	42,968	(4,797)	—
Debt issuance and modification costs	(7,540)	—	—	—	(7,540)
Payment of contingent consideration	—	(750)	—	—	(750)
Proceeds from exercises of stock options	2,626	—	—	—	2,626
Excess tax benefit from stock-based compensation expense	24,007	—	—	—	24,007
Repurchase of capital stock	(32,409)	—	—	—	(32,409)
Issuance of capital stock	—	80,953	131,395	(212,348)	—
Net cash provided by financing activities	157,252	42,021	172,860	(217,145)	154,988
Effect of exchange rate changes on cash	—	—	1,273	—	1,273
Net increase in cash and cash equivalents	407	62,705	9,966	—	73,078
Cash and cash equivalents as of beginning of period	5	10,674	3,182	—	13,861
Cash and cash equivalents as of end of period	$412	$73,379	$13,148	$—	$86,939

(22) Supplemental Selected Quarterly Financial Information (Unaudited)

Financial information by quarter is summarized below for the years ended December 31, 2015 and 2014.

	Quarter Ended
	March 31	June 30	September 30	December 31	Total
	(In thousands, excluding per share amounts)
2015
Total Revenues	$281,901	$303,746	$311,350	$303,304	$1,200,301
Gross profit (1)	94,101	103,204	112,316	107,743	417,364
Net income	14,774	14,740	21,644	14,823	65,981
Net income attributable to controlling interests and available to common stockholders	15,233	14,997	22,009	14,841	67,080
Basic net income per common share	$0.34	$0.33	$0.49	$0.33	$1.50
Diluted net income per common share	$0.34	$0.33	$0.48	$0.33	$1.48

2014
Total revenues	$245,072	$260,029	$265,847	$283,873	$1,054,821
Gross profit (2)	78,503	88,895	89,669	93,706	350,773
Net income	9,499	13,406	7,593	4,696	35,194
Net income attributable to controlling interests and available to common stockholders	9,565	13,989	8,064	5,522	37,140
Basic net income per common share	$0.22	$0.31	$0.18	$0.12	$0.83
Diluted net income per common share	$0.21	$0.31	$0.18	$0.12	$0.82

(1)

Excludes $24.9 million, $25.7 million, $27.2 million, and $25.7 million of depreciation, accretion, and amortization of intangible assets for the quarters ended March 31, June 30, September 30, and December 31, respectively.

(2)

Excludes $23.8 million, $24.7 million, $23.9 million, and $27.1 million of depreciation, accretion, and amortization of intangible assets for the quarters ended March 31, June 30, September 30, and December 31, respectively.